Exhibit (19)

Second Quarter 2006 Management’s Discussion and Analysis Quarterly Financial Supplement Six Months Ended June 30, 2006

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 2006
TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
			Increase			Increase
(Dollars in millions, except per share data)	2006	2005	(Decrease)	2006	2005	(Decrease)

EARNINGS SUMMARY
Net interest income (GAAP)	$3,641	3,358	8%	$7,131	6,771	5%
Tax-equivalent adjustment	34	53	(36)	83	114	(27)

Net interest income (Tax-equivalent)	3,675	3,411	8	7,214	6,885	5
Fee and other income	3,583	2,977	20	7,100	5,972	19

Total revenue (Tax-equivalent)	7,258	6,388	14	14,314	12,857	11
Provision for credit losses	59	50	18	120	86	40
Other noninterest expense	4,139	3,591	15	8,218	7,287	13
Merger-related and restructuring expenses	24	90	(73)	92	151	(39)
Other intangible amortization	98	107	(8)	190	222	(14)

Total noninterest expense	4,261	3,788	12	8,500	7,660	11
Minority interest in income of consolidated subsidiaries	90	71	27	185	135	37

Income before income taxes (Tax-equivalent)	2,848	2,479	15	5,509	4,976	11
Tax-equivalent adjustment	34	53	(36)	83	114	(27)
Income taxes	929	776	20	1,813	1,591	14

Net income	$1,885	1,650	14%	$3,613	3,271	10%

Diluted earnings per common share	$1.17	1.04	13%	$2.26	2.05	10%
Return on average common stockholders’ equity	15.41%	14.04	—	15.02%	13.98	—
Return on average assets	1.39%	1.31	—	1.37%	1.31	—

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.07%	1.18	—	1.07%	1.18	—
Allowance for loan losses as % of nonperforming assets	421	284	—	421	284	—
Allowance for credit losses as % of loans, net	1.13	1.25		1.13	1.25
Net charge-offs as % of average loans, net	0.08	0.09	—	0.08	0.09	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.25%	0.44	—	0.25%	0.44	—

CAPITAL ADEQUACY
Tier I capital ratio	7.81%	7.85	—	7.81%	7.85	—
Total capital ratio	11.42	11.25	—	11.42	11.25	—
Leverage ratio	6.57%	6.10	—	6.57%	6.10	—

OTHER FINANCIAL DATA
Net interest margin	3.18%	3.23	—	3.19%	3.27	—
Fee and other income as % of total revenue	49.37	46.60	—	49.60	46.45	—
Effective income tax rate	33.05%	32.02	—	33.43%	32.72	—

BALANCE SHEET DATA
Securities	$120,453	117,906	2%	$120,453	117,906	2%
Loans, net	282,916	230,287	23	282,916	230,287	23
Total assets	553,614	511,840	8	553,614	511,840	8
Total deposits	327,614	299,910	9	327,614	299,910	9
Long-term debt	74,627	49,006	52	74,627	49,006	52
Stockholders’ equity	$48,872	47,904	2%	$48,872	47,904	2%

OTHER DATA
Average diluted common shares (In millions)	1,613	1,591	1%	1,599	1,597	—%
Actual common shares (In millions)	1,589	1,577	1	1,589	1,577	1
Dividends paid per common share	$0.51	0.46	11	$1.02	0.92	11
Dividend payout ratio on common shares	43.59%	44.23	(1)	45.13%	44.88	1
Book value per common share	$30.75	30.37	1	$30.75	30.37	1
Common stock price	54.08	49.60	9	54.08	49.60	9
Market capitalization	$85,960	78,236	10	$85,960	78,236	10
Common stock price to book value	176%	163	8	176%	163	8
FTE employees	97,316	93,385	4	97,316	93,385	4
Total financial centers/brokerage offices	3,847	3,825	1	3,847	3,825	1
ATMs	5,134	5,089	1%	5,134	5,089	1%

Management’s Discussion and Analysis

This discussion contains forward-looking statements. Please refer to our Second Quarter 2006 Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

Summary of Results of Operations	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2006	2005	2006	2005

Net interest income (GAAP)	$3,641	3,358	7,131	6,771
Tax-equivalent adjustment	34	53	83	114

Net interest income (a)	3,675	3,411	7,214	6,885
Fee and other income	3,583	2,977	7,100	5,972

Total revenue (a)	7,258	6,388	14,314	12,857
Provision for credit losses	59	50	120	86
Other noninterest expense	4,139	3,591	8,218	7,287
Merger-related and restructuring expenses	24	90	92	151
Other intangible amortization	98	107	190	222

Total noninterest expense	4,261	3,788	8,500	7,660
Minority interest in income of consolidated subsidiaries	90	71	185	135
Income taxes	929	776	1,813	1,591
Tax-equivalent adjustment	34	53	83	114

Net income	1,885	1,650	3,613	3,271

Diluted earnings per common share	$1.17	1.04	2.26	2.05

(a)	Tax-equivalent.
Executive Summary
Wachovia’s net income available to common stockholders in the first six months of 2006 was $3.6 billion, up 10 percent from the same period of 2005, and diluted earnings per common share also were up 10 percent to $2.26. After-tax net merger-related and restructuring expenses were 4 cents per share in the first six months of 2006 and 5 cents per share in the first six months of 2005. Results reflect the impact of acquisitions, including Westcorp, an auto dealer financial services business and its retail branch network, on March 1, 2006. Key factors in the first six months of 2006 compared with the same period in 2005 include:
•	11 percent revenue growth driven by a 19 percent increase in fee and other income and 5 percent higher net interest income.

•	Fee and other income growth reflecting strong capital markets-related income, including higher principal investing gains, strong trading profits and solid advisory, underwriting and other investment banking fees, as well as strength in consumer service charges and other banking fees. Fee and other income represented 50 percent of total revenue compared with 46 percent in the prior year period.

•	Average loan growth of 20 percent and average core deposit growth of 6 percent. Average loan growth included $9.4 billion in loans related to Westcorp.

•	11 percent growth in noninterest expense, reflecting revenue-related and other incentives, the impact of acquisitions, higher personnel expense and efficiency initiative costs.

•	$107 million in increased employee stock compensation expense relating to the implementation of a new share-based payment accounting standard, which is discussed further in the Outlook section and in Notes to Consolidated Financial Statements.

•	The previously disclosed $100 million credit card-related termination fee received in the first quarter of 2006 as a result of the Bank of America/MBNA merger, which is discussed further in the Outlook section.

•	Another previously disclosed first quarter 2006 gain of $33 million related to the Archipelago/New York Stock Exchange merger.
In addition, results also included securities losses of $23 million, which consisted of $51 million of losses in the corporate portfolio offset by gains of $28 million in our Corporate and Investment Bank primarily related to corporate lending activities.
Credit quality continued to be very strong, with an annualized net charge-off ratio of 0.08 percent and a decline in nonperforming assets to 0.25 percent of loans, foreclosed properties and loans held for sale. Provision expense increased to $120 million, reflecting growth in the loan portfolio, including Westcorp. We continue to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including their sale when prudent.
Average net loans increased 20 percent to $268.0 billion. Average consumer loan growth of 33 percent from the first six months of 2005 was led by real estate-secured loans, including the effect of the transfer of $12.5 billion of home equity lines to the loan portfolio from loans held for sale at year-end 2005, and the addition of an average $9.4 billion of Westcorp loans. Excluding the transfer of home equity lines and the impact of Westcorp, consumer loans increased 9 percent. Average commercial loan growth of 12 percent reflected strength in middle-market commercial and commercial real estate, large corporate lending and international lending. Average core deposits increased to $290.9 billion and average low-cost core deposits increased to $243.6 billion, up 3 percent from the six months ended June 30, 2005.
Our four major businesses continued to generate strong sales activity and market share gains in the first six months of 2006. The General Bank’s earnings rose 21 percent to $2.3 billion on record revenue, reflecting the addition of Westcorp and organic growth. Capital Management grew earnings 29 percent to $377 million, reflecting strength in managed account fees and growth in net interest income as deposit spreads improved. Wealth Management’s earnings declined 6 percent to $117 million as higher expenses largely related to a new investment platform outpaced 11 percent revenue growth. Our Corporate and Investment Bank increased earnings 21 percent to $1.0 billion, reflecting higher principal investing gains, strong trading profits and investment banking results, and the gain from the Archipelago/New York Stock Exchange merger.
In the first six months of 2006, we paid common stockholders dividends of $1.6 billion, or $1.02 per common share. Our target is to return 40 percent to 50 percent of our earnings to shareholders as dividends, and in the first six months of 2006 our dividend payout ratio was 45.13 percent, or 43.04 percent excluding merger-related and restructuring expenses and other intangible amortization, which is the basis we use in measuring our goal.
Our balance sheet is strong and well capitalized under regulatory guidelines with a tier 1 capital ratio of 7.81 percent and a leverage ratio of 6.57 percent at June 30, 2006.
In the second quarter of 2006 compared with the second quarter of 2005, net income rose 14 percent to $1.9 billion from $1.6 billion, and diluted earnings per common share rose 13 percent to $1.17 from $1.04. These amounts include after-tax net merger-related and restructuring expenses of 1 cent per share in the second quarter of 2006 and 3 cents per share in the second quarter of 2005.
Total revenue rose 14 percent to $7.3 billion in the second quarter of 2006 compared with the second quarter of 2005, with 8 percent growth in tax-equivalent net interest income and 20 percent growth in fee and other income. Net interest income growth was driven by strength in loans and deposits. Loan growth was driven by higher consumer loans largely related to Westcorp and the year-end transfer of $12.5 billion of real estate-secured loans from loans held for sale, as well as organic growth. Core deposits continued to be strong, with average core deposits up 6 percent and average low-cost core deposits up 3 percent. In addition to the items mentioned above, growth in fee and other income in the second quarter of 2006 also came from higher service charges and interchange fees, and higher asset management and investment banking fee income.

Also announced in the second quarter of 2006 was the proposed acquisition of Golden West Financial Corporation, which is expected to close in the fourth quarter of this year, pending shareholder and regulatory approval. This transaction is discussed further in the Outlook section.
Outlook
Based on our consistent performance, confidence in our business model and our capital strength, our bottom line 2006 financial outlook generally remains unchanged from the outlook provided in our 2005 Annual Report. However, we have modestly shifted some elements of the outlook below. We also note economic estimates for 2006 have changed from the beginning of the year, and our assumptions now reflect growth in the real gross domestic product (GDP) of 3.00 percent; inflation (based on the Consumer Price Index) of 3.00 percent; a federal funds rate of 5.50 percent and a 10-year treasury bond rate of 5.10 percent by December 2006. The value of the S&P 500 index has been flat this year, versus an expectation for annualized growth for 2006 of 7 percent.
The following outlook is for the full year 2006 compared with an “adjusted” 2005 amount, which includes our reported results and the reported results for the nine months ended September 30, 2005, for Westcorp. In addition, the effect of employee stock compensation costs related to Statement of Financial Accounting Standards (SFAS) No. 123 (revised) (SFAS 123R), Share-Based Payments that we had previously excluded were incorporated into the expense outlook for the year. However, amounts discussed below exclude the effect of the proposed Golden West acquisition, as well as merger-related and restructuring expenses and the effect, if any, of accounting proposals or standards.
•	Net interest income growth in the flat to low single-digit percentage range on a tax-equivalent basis from an adjusted $14.6 billion.

•	Fee income growth in the mid-teens percentage range from an adjusted $12.3 billion.

•	Noninterest expense growth in the mid single-digit percentage range from an adjusted $15.8 billion.

•	Minority interest expense increase in the high single digits percentage range from an adjusted $367 million.

•	Loan growth in the mid-teens percentage range from an adjusted $240.6 billion, including consumer loan growth in the high teens from an adjusted $107.9 billion, and commercial loan growth in the low double-digit percentage range from an adjusted $132.7 billion.

•	Net charge-offs in the 10 basis point to 20 basis point range, up from an adjusted 15 basis points, with provision expense also expected to be in the 10 basis point to 20 basis point range.

•	An effective income tax rate of approximately 34 percent to 34.5 percent on a tax-equivalent basis.

•	A tier 1 capital ratio above 7.5 percent, a leverage ratio above 6.0 percent and a tangible capital to tangible asset ratio above 4.7 percent.

•	A dividend payout ratio of 40 percent to 50 percent of earnings excluding merger-related and restructuring expenses, and other intangible amortization.

•	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder friendly acquisitions.
Recent proposals issued by the Financial Accounting Standards Board (FASB) on leveraged lease accounting and uncertain tax positions will affect our financial results in future periods. The impact will include (i) a one-time noncash charge recorded as a cumulative effect of a change in accounting principle through a reduction to beginning retained earnings on January 1, 2007, and (ii) pursuant to leveraged lease standards, the recognition as income during the remaining terms of the affected leases of amounts which in the aggregate approximate the amount of the one-time charge. The Accounting and Regulatory Matters section has additional information about these and other FASB projects.

On May 7, 2006, we announced the proposed acquisition of Golden West Financial Corporation of Oakland, California, the parent of World Savings Bank. This combination will enable us to continue to build our mortgage lending operations, leveraging Golden West’s presence in 39 states. It also strengthens Wachovia’s retail banking presence in California, Florida and Texas, and extends our banking network into attractive metropolitan markets in Arizona, Colorado, Illinois, Kansas and Nevada. Terms of the agreement call for each Golden West shareholder to receive a package of 1.051 shares of Wachovia common stock and $18.65 in cash. Based on a Wachovia share price of $55.69 per common share, which is based on the weighted average of Wachovia’s closing prices for a four-day period beginning two trading days before the day of the merger announcement and two trading days after the merger announcement (which includes the day of announcement), this represents total consideration of $24.3 billion, or a price of $81.07 per share of Golden West common stock. Total merger-related and restructuring expenses for the Golden West merger are expected to be $288 million pre-tax ($176 million after tax) related to staff training, retention and severance; real estate; systems integration; and other miscellaneous expenses. This transaction, which is expected to close in the fourth quarter of 2006, is expected to be modestly dilutive to earnings per share on a GAAP basis in 2007 and 2008. It is expected to add to Wachovia’s earnings per share in 2008 excluding merger-related and restructuring expenses and intangible amortization.
We reentered the credit card market as a direct issuer in January 2006. Results include the $100 million MBNA termination fee received in the first quarter of 2006, which will defray systems, personnel and other costs to build our credit card business. We may use securities gains or other gains during the rest of the year to defray the initial dilution associated with building this business. Actions taken in the first six months of 2006 better position us to be able to do this during the rest of the year. Key leaders are in place and we are hiring additional personnel, making decisions on operating systems and establishing business strategies. Marketing strategies, which will focus on our existing customer base, were launched in midsummer.
In addition, in June 2006, we announced the sale of our subprime mortgage servicing business, HomEq Servicing, for $469 million. No gain or loss is expected from this transaction, which is expected to close later this year, except that disposition-related costs are estimated to be $28 million and will be reflected as merger-related and restructuring expenses.
We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. We are striving to make Wachovia a more efficient company, but it is not our intention to have the lowest overhead efficiency ratio in our peer group because we expect to continue to invest in higher growth businesses. As we disclosed in January 2005, we believe we will slow annual expense growth by $600 million to $1.0 billion by 2007. We believe this will result in position reductions in the range of 3,500 to 4,000, approximately 20 percent of which will result from normal attrition, although we also expect to add positions in higher growth businesses. To date, we have identified initial expense reduction opportunities, which when implemented, are expected to result in cost savings in the range of $650 million to $750 million annually.
In conjunction with these efforts, we have established overhead efficiency targets, excluding merger-related and restructuring expenses, other intangible amortization, discontinued operations and changes in accounting principle, for each of our four businesses and for the overall company to achieve by 2007. These 2007 targets are as follows:

•	General Bank	45 percent to 47 percent
•	Capital Management	75 percent to 77 percent
•	Wealth Management	60 percent to 62 percent
•	Corporate and Investment Bank	49 percent to 51 percent
•	Wachovia Corporation	52 percent to 55 percent
Segment tables in the Business Segments section have additional information.
When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.
Critical Accounting Policies
Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (GAAP) and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. For more information on these critical accounting policies, please refer to our 2005 Annual Report on Form 10-K.

Average Balance Sheets and Interest Rates	Six Months Ended		Six Months Ended
	June 30, 2006		June 30, 2005
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$2,447	4.61%	$2,567	2.85%
Federal funds sold	18,637	4.52	24,475	2.82
Trading account assets	28,252	5.23	33,504	4.66
Securities	121,040	5.33	114,983	5.13
Commercial loans, net	144,416	6.71	129,459	5.33
Consumer loans, net	123,544	6.74	93,077	5.59

Total loans, net	267,960	6.72	222,536	5.44

Loans held for sale	8,800	6.70	13,450	5.35
Other earning assets	5,801	7.53	10,279	4.71

Risk management derivatives	—	0.12	—	0.26

Total earning assets	452,937	6.29	421,794	5.37

Interest-bearing deposits	260,401	2.88	234,580	1.70
Federal funds purchased	49,406	4.27	52,697	2.63
Commercial paper	4,427	4.20	13,458	2.68
Securities sold short	8,889	3.12	11,659	3.36
Other short-term borrowings	6,817	2.25	6,532	1.73
Long-term debt	63,932	5.13	47,752	4.28

Risk management derivatives	—	0.14	—	0.15

Total interest-bearing liabilities	393,872	3.57	366,678	2.41

Net interest income and margin	$7,214	3.19%	$6,885	3.27%

Corporate Results of Operations
Net Interest Income and Margin Tax-equivalent net interest income increased 5 percent in the first six months of 2006 from the first six months of 2005, reflecting strong balance sheet growth. The net interest margin declined 8 basis points to 3.19 percent primarily due to the impact of a flattening yield curve. Also contributing to the decline in the net interest margin were decreases driven by growth in lower spread loans and other assets and a modest shift in deposits from lower spread categories despite the addition of higher spread consumer loans from the Westcorp merger. Growth in retail and small business deposits was somewhat offset by decreases in commercial and retail brokerage deposits. The average federal funds rate in the first six months of 2006 was 197 basis points higher than the average for 2005, while the average longer-term two-year treasury note rate increased 126 basis points and the average 10-year treasury note rate increased 59 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are often used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods. In the first six months of 2006, net interest rate risk management-related derivative income contributed $9 million to net interest income, which did not have an impact on our net interest margin, compared with $279 million, or 13 basis points, in the first six months of 2005. The decline in the impact from derivatives largely reflects deposit growth, the effect of receive fixed/pay floating rate swaps in a rising rate environment, and greater use of cash securities instead of derivatives to maintain our relatively neutral interest rate risk position.

Fee and Other Income	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2006	2005	2006	2005

Service charges	$622	528	1,196	1,041
Other banking fees	449	355	877	706
Commissions	588	585	1,211	1,172
Fiduciary and asset management fees	808	746	1,569	1,472
Advisory, underwriting and other investment banking fees	318	257	620	490
Trading account profits	164	49	383	157
Principal investing	189	41	292	100
Securities gain (losses)	25	136	(23)	134
Other income	420	280	975	700

Total fee and other income	$3,583	2,977	7,100	5,972

Fee and Other Income Fee and other income growth of 19 percent in the first six months of 2006 from the same period in 2005 came in nearly every category, and reflected:
•	Higher service charges and other banking fees driven by strength in consumer activity, higher debit card interchange income on increased volume and higher rates, and higher commercial mortgage servicing income.

•	3 percent growth in commissions reflecting higher insurance commissions while retail brokerage commissions were essentially flat as customers migrate to managed account relationships.

•	Higher fiduciary and asset management fees, reflecting strong growth in retail brokerage managed account assets.

•	Strong results in advisory and underwriting largely related to continued strong performance in structured products, investment grade, loan syndications, and merger and acquisition advisory services.

•	Stronger trading account profits reflecting increases in global rate products and leveraged finance, offset by a decline in structured products.

•	Higher principal investing income related to our fund portfolio, and included a $116 million unrealized gain along with higher realized gains.

•	Net securities losses of $23 million, which included net losses of $51 million in the corporate portfolio offset by gains of $28 million in our Corporate and Investment Bank related to corporate lending activities.

•	Increased other income due to $101 million of income related to commercial mortgage securitization activity, which was reflected in trading account profits prior to 2006; the $100 million MBNA termination fee; and a $33 million gain related to the Archipelago/New York Stock Exchange merger. The first six months of 2005 included a gain of $122 million from the sale of equity securities received in settlement of loans.

Many of the same factors contributed to the 20 percent growth in the second quarter of 2006, although net securities gains were substantially less than gains in the second quarter a year ago, and nearly half of the $25 million in net realized gains were related to corporate lending activities in the Corporate and Investment Bank.

Noninterest Expense	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2006	2005	2006	2005

Salaries and employee benefits	$2,652	2,324	5,349	4,725
Occupancy	291	271	566	521
Equipment	299	269	579	534
Advertising	56	48	103	92
Communications and supplies	162	158	329	320
Professional and consulting fees	184	155	351	282
Sundry expense	495	366	941	813

Other noninterest expense	4,139	3,591	8,218	7,287
Merger-related and restructuring expenses	24	90	92	151
Other intangible amortization	98	107	190	222

Total noninterest expense	$4,261	3,788	8,500	7,660

Noninterest Expense Noninterest expense increased 11 percent in the first six months of 2006 from the same period in 2005 largely reflecting revenue-based incentives; the $107 million increase in employee stock compensation expense, which is included in salaries and employee benefits; the effect of acquisitions; and costs related to reentering the credit card business. The employee stock compensation expense increase was related to the implementation of a new share-based payment accounting standard, which applied to annual stock awards in the first six months of 2006. The increased expense is primarily due to the impact of awards granted to retirement-eligible employees, which are now expensed in full at the date of the grant rather than over the full contractual three- to five-year vesting period. The increases in most other components of noninterest expense were largely related to de novo activity, branch consolidation and other costs related to the efficiency initiative, and the impact of acquisitions.
Noninterest expense increased 12 percent in the second quarter of 2006 from the second quarter of 2005 largely due to the same factors as above.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in the first six months of 2006 of $92 million included $64 million related to the SouthTrust merger, which is now completed, and $28 million related to other acquisitions and the HomEq servicing business divestiture. In the first six months of 2005, we recorded $151 million of these expenses relating to SouthTrust and the retail brokerage integration, which was completed in the second quarter of 2005.
Business Segments
We provide a diversified range of banking and nonbanking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank.
Business segment data excludes merger-related and restructuring expenses, other intangible amortization, the gain on sale of discontinued operations and changes in accounting principle.
Business segment earnings are the primary measure of segment profit or loss we use to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (RAROC) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results.
We continuously update segment information for changes that occur in the management of our businesses. For example, in the first six months of 2006, we transferred certain customer relationships and financial advisors to Wealth Management from Capital Management relating to a new investment platform in Wealth Management and have updated information for 2005 to reflect this and other changes. The impact to segment earnings in 2005 as a result of these changes was:
•	A $37 million decrease in the General Bank.

•	A $9 million increase in Capital Management.

•	A $12 million decrease in Wealth Management.

•	A $1 million decrease in the Corporate and Investment Bank.

•	A $41 million increase in the Parent.

General Bank	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$2,798	2,379	5,368	4,700
Fee and other income	858	688	1,730	1,372
Intersegment revenue	51	49	96	92

Total revenue (Tax-equivalent)	3,707	3,116	7,194	6,164
Provision for credit losses	95	68	157	125
Noninterest expense	1,756	1,512	3,427	3,054
Income taxes (Tax-equivalent)	679	565	1,318	1,096

Segment earnings	$1,177	971	2,292	1,889

Performance and other data
Economic profit	$901	742	1,771	1,423
Risk adjusted return on capital (RAROC)	54.26%	53.59	56.25	51.89
Economic capital, average	$8,353	6,987	7,890	7,019
Cash overhead efficiency ratio (Tax-equivalent)	47.40%	48.55	47.65	49.56
Lending commitments	$121,181	102,768	121,181	102,768
Average loans, net	192,500	161,902	185,452	160,763
Average core deposits	$219,478	205,782	217,841	203,809
FTE employees	45,406	41,259	45,406	41,259

General Bank The General Bank includes our Retail and Small Business and Commercial lines of business.
The General Bank’s earnings rose 21 percent to $2.3 billion, reflecting the addition of Westcorp and organic growth. Key General Bank trends in the first six months of 2006 compared with the same period in 2005 included:
•	17 percent revenue growth, driven by 26 percent growth in fee and other income.

•	14 percent growth in net interest income related to strengthening production in commercial and consumer loans, and $348 million in net interest income from Westcorp.

•	The growth in fee and other income included strong debit card interchange income and growth in service charges, as well as the $100 million MBNA termination fee. In addition, a larger mortgage servicing portfolio and higher mortgage originations contributed to growth.

•	Commercial loan growth was driven by middle-market commercial and commercial real estate. More than half of consumer loan growth came from the addition of an average $9.4 billion in Westcorp lending, with additional strength in mortgages and home equity loans. Higher interest spreads in the Westcorp portfolio partially offset slowing growth in home equity lines as customers shifted from variable rate to fixed rate products.

•	Deposit growth was led by consumer certificates of deposit and money market funds. Net new retail checking accounts increased by 327,000 in the first six months of 2006, compared with an increase of 270,000 in the first six months of 2005.

•	12 percent growth in noninterest expense included higher personnel costs related to increased revenue-based incentive expense, hiring and employee stock compensation expense, de novo activity and branch consolidations, the impact of Westcorp and costs related to reentering the credit card business.

•	Continued improvement in the overhead efficiency ratio to 47.65 percent, despite expense growth, due to merger efficiencies, expense management efforts and revenue growth.
The same trends drove General Bank results in the second quarter of 2006 compared with the second quarter of 2005.

Capital Management	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$208	147	406	299
Fee and other income	1,222	1,136	2,449	2,273
Intersegment revenue	(11)	(12)	(22)	(23)

Total revenue (Tax-equivalent)	1,419	1,271	2,833	2,549
Provision for credit losses	—	—	—	—
Noninterest expense	1,111	1,042	2,239	2,087
Income taxes (Tax-equivalent)	113	83	217	169

Segment earnings	$195	146	377	293

Performance and other data
Economic profit	$154	107	293	214
Risk adjusted return on capital (RAROC)	51.31%	40.67	49.32	40.71
Economic capital, average	$1,526	1,439	1,540	1,450
Cash overhead efficiency ratio (Tax-equivalent)	78.33%	81.88	79.05	81.86
Lending commitments	$250	176	250	176
Average loans, net	616	344	539	333
Average core deposits	$27,220	29,235	27,942	29,930
FTE employees	17,212	17,444	17,212	17,444

Capital Management Capital Management includes Retail Brokerage Services, which includes retail brokerage and our annuity and reinsurance businesses, and Asset Management, which includes mutual funds, customized advisory services and defined benefit and defined contribution retirement services.
Capital Management grew earnings 29 percent to $377 million, reflecting strength in managed account fees and growth in net interest income as deposit spreads improved. Key Capital Management trends in the first six months of 2006 compared with the same period in 2005 included:
•	11 percent revenue growth driven by strength in retail brokerage managed account fees as 35 percent growth in managed assets to $121.9 billion overcame relatively flat brokerage transaction activity. Momentum in building recurring revenue streams continued as this growth reflected strong client demand for managed accounts. Net interest income rose 36 percent as a result of improved deposit spreads.
o	$2.4 billion in revenue from our retail brokerage businesses included transactional revenues of $933 million and recurring and other income of $1.5 billion.

o	$451 million in revenue from our asset management businesses, an increase of $19 million reflecting the June 2006 acquisitions of the Ameriprise 401(k) record-keeping business and Metropolitan West Capital Management, as well as 5 percent growth in assets under management.
•	7 percent growth in noninterest expense, primarily due to increased production-based commissions, increased employee stock compensation expense and the impact of the two acquisitions.

Total Assets Under Management (AUM)	2006				2005
	Second Quarter		First Quarter		Fourth Quarter
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$91	38%	$87	37%	$82	35%
Fixed income	101	43	106	44	105	46
Money market	45	19	45	19	43	19

Total assets under management (a)	$237	100%	$238	100%	$230	100%
Securities lending	61	—	61	—	57	—

Total assets under management and securities lending	$298	—	$299	—	$287	—

(a) Includes $68 billion in assets managed for Wealth Management, which are also reported in that segment.

Mutual Funds (AUM also included in the above)	2006				2005
	Second Quarter		First Quarter		Fourth Quarter
		Fund		Fund		Fund
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$32	34%	$34	36%	$32	35%
Fixed income	23	25	23	24	23	25
Money market	38	41	38	40	37	40

Total mutual fund assets	$93	100%	$95	100%	$92	100%

Total assets under management increased 3 percent from year-end 2005 to $237.3 billion, led by a 10 percent increase in equity assets to $90.6 billion, including $5.5 billion in assets from the Metropolitan West Capital Management acquisition. Total net inflows in assets under management were approximately $400 million in the first six months of 2006 while net asset appreciation was approximately $1.8 billion from increased market valuations. Total brokerage client assets grew 3 percent from year-end 2005 to $704.3 billion at June 30, 2006, and included the addition of $22.9 billion in certain mutual fund assets not previously included in client asset totals. This increase was offset by a decline in client assets of $29.9 billion during the period due to the loss of assets from a clearing client that was acquired by another firm.
In the second quarter of 2006 compared with the second quarter of 2005, the same trends drove Capital Management results. In addition, total assets under management rose 5 percent and brokerage client assets rose 7 percent from the second quarter of 2005.

Wealth Management	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$149	142	299	281
Fee and other income	197	187	388	338
Intersegment revenue	1	1	2	3

Total revenue (Tax-equivalent)	347	330	689	622
Provision for credit losses	2	—	2	(1)
Noninterest expense	252	227	503	425
Income taxes (Tax-equivalent)	34	38	67	73

Segment earnings	$59	65	117	125

Performance and other data
Economic profit	$43	48	83	92
Risk adjusted return on capital (RAROC)	43.20%	50.73	42.94	50.88
Economic capital, average	$528	490	522	468
Cash overhead efficiency ratio (Tax-equivalent)	72.60%	68.73	72.96	68.29
Lending commitments	$6,285	5,154	6,285	5,154
Average loans, net	15,987	13,621	15,780	13,248
Average core deposits	$14,251	13,188	14,497	13,182
FTE employees	4,732	4,849	4,732	4,849

Wealth Management Wealth Management includes private banking, personal trust, investment advisory services, financial planning and insurance brokerage services (property and casualty, employee benefits and high net worth life for wealthy individuals, their families and businesses).

Wealth Management’s earnings declined 6 percent to $117 million as higher expenses largely related to a new investment platform outpaced revenue growth. Key Wealth Management trends in the first six months of 2006 compared with the same period in 2005 included:
•	11 percent revenue growth driven by 15 percent growth in fee and other income and a 6 percent increase in net interest income.
o	Fee and other income growth reflected increased commissions due to the May 2005 acquisition of Palmer & Cay, a commercial insurance brokerage firm, and modest growth in trust and investment management fees.

o	Net interest income growth driven by a 19 percent increase in average loans, largely in commercial and consumer mortgage, and a 10 percent increase in average core deposits.
•	18 percent growth in noninterest expense, in addition to higher personnel expense related to the transition to a new investment platform, included the impact of Palmer & Cay, higher revenue-based incentives and increased employee stock compensation expense.

•	Growth in assets under management from year-end 2005 to $68.3 billion.
In the second quarter of 2006 compared with the second quarter of 2005, the same trends drove Wealth Management results. In addition, the provision was $2 million.

Corporate and Investment Bank	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$501	520	1,004	1,110
Fee and other income	1,215	789	2,457	1,768
Intersegment revenue	(42)	(40)	(79)	(74)

Total revenue (Tax-equivalent)	1,674	1,269	3,382	2,804
Provision for credit losses	(33)	(8)	(32)	(11)
Noninterest expense	879	711	1,767	1,444
Income taxes (Tax-equivalent)	306	211	608	510

Segment earnings	$522	355	1,039	861

Performance and other data
Economic profit	$299	176	631	520
Risk adjusted return on capital (RAROC)	29.90%	24.07	31.80	30.96
Economic capital, average	$6,351	5,409	6,116	5,252
Cash overhead efficiency ratio (Tax-equivalent)	52.53%	56.01	52.26	51.50
Lending commitments	$106,105	88,365	106,105	88,365
Average loans, net	43,775	37,815	43,338	37,163
Average core deposits	$26,148	22,459	25,738	21,681
FTE employees	5,889	4,845	5,889	4,845

Corporate and Investment Bank Our Corporate and Investment Bank includes corporate lending, investment banking, and treasury and international trade finance.
Our Corporate and Investment Bank increased earnings 21 percent to $1.0 billion, reflecting higher principal investing gains, strong trading profits and investment banking results, and the gain from the Archipelago/New York Stock Exchange merger. Key Corporate and Investment Bank trends in the first six months of 2006 compared with the same period in 2005 included:
•	21 percent revenue growth reflecting a 39 percent increase in fee and other income offsetting a 10 percent decline in net interest income.
o	Net interest income declined as solid loan and deposit growth was offset by spread compression in asset-based lending, run-off in higher spread leasing assets and a decline in trading-related income that was offset in trading profits.

o	The growth in fee income reflected strong investment banking results, including strength in advisory and underwriting activities, strong structured products results, the previously mentioned principal investing gain and higher trading account profits, as well as $43 million in fees related to the issuance of Wachovia corporate securities, which is eliminated in the Parent; and a $33 million gain related to the Archipelago/New York Stock Exchange merger. The first six months of 2005 included a gain of $122 million from the sale of equity securities received in settlement of loans.

o	The principal investing income included a $116 million unrealized gain in our fund portfolio recognized on the portion we retained following the sale of a minority interest in an entity holding certain of our fund investments. Additionally, realized gains on the fund portfolio were higher in the first six months of 2006 compared with the same period in 2005.
•	A 22 percent increase in noninterest expense due primarily to higher revenue-based compensation, strategic hiring in 2005, investment in both revenue and efficiency projects, the impact of acquisitions, including AmNet Mortgage Inc., American Property Financing Inc., and Union Bank of California’s international correspondent banking business, and increased employee stock compensation expense.

•	Strong core deposit growth primarily from higher commercial mortgage servicing and international correspondent banking, and increased loans primarily reflecting higher large corporate loans and the acquisition of the international correspondent banking business.
The same trends drove Corporate and Investment Bank results in the second quarter of 2006 compared with the second quarter of 2005.

Parent	Three Months Ended		Six Months Ended
Performance Summary	June 30,		June 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$19	223	137	495
Fee and other income	91	177	76	221
Intersegment revenue	1	2	3	2

Total revenue (Tax-equivalent)	111	402	216	718
Provision for credit losses	(5)	(10)	(7)	(27)
Noninterest expense	239	206	472	499
Minority interest	89	85	184	159
Income taxes (Tax-equivalent)	(159)	(40)	(282)	(95)

Segment earnings (loss)	$(53)	161	(151)	182

Performance and other data
Economic profit	$(79)	135	(197)	136
Risk adjusted return on capital (RAROC)	0.17%	30.36	(3.22)	20.84
Economic capital, average	$2,853	2,807	2,772	2,794
Cash overhead efficiency ratio (Tax-equivalent)	124.03%	24.31	129.63	38.44
Lending commitments	$473	430	473	430
Average loans, net	22,387	10,199	22,851	11,029
Average core deposits	$4,541	4,674	4,912	4,626
FTE employees	24,077	24,988	24,077	24,988

Parent Parent includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs, certain revenues and expenses that are not allocated to the business segments; and the results of wind-down or divested businesses, including our HomEq Servicing business, which will be divested later in 2006; and the corporate and institutional trust (CIT) businesses that were sold in December 2005.
Key trends in the Parent segment in the first six months of 2006 compared with the same period in 2005 included:

•	Lower net interest income, reflecting reduced spreads on funding the securities portfolio and growth in wholesale borrowings due to the addition of Westcorp, partially offset by growth in the securities portfolio. In addition, there was a lower contribution from hedge-related derivatives.

•	A $145 million decrease in fee and other income reflecting the impact of the divested CIT businesses and increased intercompany fees paid to the Corporate and Investment Bank that are eliminated in the Parent, while the first six months of 2005 included a gain of $38 million on the sale of a United Kingdom asset-based lending subsidiary.

•	Net securities losses of $51 million compared with net gains of $53 million in the year-ago period.

•	A 5 percent decrease in noninterest expense, reflecting lower legal costs.
This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $184 million in the first six months of 2006 compared with $159 million in the first six months of 2005.
In the second quarter of 2006 compared with the second quarter of 2005, the same trends drove Parent results. In addition, there were lower affordable housing tax credit eliminations and lower securities gains.
Balance Sheet Analysis
Securities The increase in securities available for sale from December 31, 2005, reflects the Westcorp acquisition and investment of higher fixed rate funding. Unrealized net securities losses in the first six months of 2006 increased $2.8 billion due to the effect of higher rates primarily affecting our fixed rate mortgage-backed securities. The average duration of this portfolio increased to 4.2 years from 3.3 years due to the extension of mortgage-backed securities in the higher rate environment.
Securities Available For Sale

	June 30,	December 31,
(In billions)	2006	2005

Market value	$120.5	114.9
Net unrealized loss	$(3.3)	(0.5)

Memoranda (Market value)
Residual interests	$0.9	0.9
Retained bonds
Investment grade (a)	7.0	5.1
Other	0.1	0.1

Total	$7.1	5.2

(a)	$6.3 billion had credit ratings of AA and above at June 30, 2006.
Included in securities available for sale at June 30, 2006, were residual interests with a market value of $870 million, which included a net unrealized gain of $250 million, and retained bonds from securitizations with a market value of $7.1 billion, which included a net unrealized loss of $90 million.
The average rate earned on securities available for sale was 5.33 percent in the first six months of 2006 and 5.13 percent in the first six months of 2005. The Interest Rate Risk Management section further explains our interest rate risk management practices.

Loans - On-Balance Sheet	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial
Commercial, financial and agricultural	$91,737	89,138	87,327	83,241	80,528
Real estate — construction and other	15,329	14,483	13,972	13,653	13,216
Real estate — mortgage	19,745	20,066	19,966	19,864	19,724
Lease financing	25,194	25,238	25,368	25,022	24,836
Foreign	11,680	11,535	10,221	8,888	7,549

Total commercial	163,685	160,460	156,854	150,668	145,853

Consumer
Real estate secured	98,420	98,898	94,748	80,128	76,213
Student loans	9,139	10,555	9,922	11,458	10,828
Installment loans	20,508	20,189	6,751	6,745	6,783

Total consumer	128,067	129,642	111,421	98,331	93,824

Total loans	291,752	290,102	268,275	248,999	239,677
Unearned income	8,836	9,170	9,260	9,266	9,390

Loans, net (On-balance sheet)	$282,916	280,932	259,015	239,733	230,287

Loans - Managed Portfolio (Including on-balance sheet)	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial	$167,537	165,239	161,941	155,970	148,929
Real estate secured	115,974	114,803	110,299	106,261	102,761
Student loans	12,544	12,473	11,974	11,799	11,226
Installment loans	24,803	24,271	10,598	10,458	10,417

Total managed portfolio	$320,858	316,786	294,812	284,488	273,333

Loans We have taken several steps to enhance loan growth with several small acquisitions and investments that we expect will strengthen our loan portfolio mix with a greater proportion of consumer loans, including auto loans through our expanded dealer financial services network, direct issuance of credit cards, and a renewed focus on mortgage loan originations through our bank branch network. In commercial lending, we have pursued risk reduction strategies in recent years to actively reduce potential problem loans and certain large corporate loans. We will continue to actively monitor loan quality and take proactive steps to reduce risk when warranted.
The 9 percent increase in net loans from year-end 2005 included 4 percent growth in commercial loans, reflecting strength in middle-market commercial and large corporate lending, partially offset by lower lease financing. The 15 percent growth in consumer loans from year-end 2005 reflected the addition of $13.2 billion in auto loans from Westcorp and increased consumer real estate-secured activity. Additionally, the increase reflected movement into fixed rate products, particularly in the home equity market.
Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the portfolio is well collateralized:
•	Commercial loans represented 56 percent and consumer loans 44 percent of the loan portfolio at June 30, 2006.

•	77 percent of the commercial loan portfolio is secured by collateral.

•	98 percent of the consumer loan portfolio is secured by collateral or guaranteed.
Of our $98.4 billion consumer real estate-secured loan portfolio:
•	74 percent is secured by a first lien.

•	68 percent has a loan-to-value ratio of 80 percent or less.

•	89 percent has a loan-to-value ratio of 90 percent or less.

•	42 percent is priced on a variable rate basis.

Our managed loan portfolio grew 9 percent from year-end 2005, reflecting the growth discussed above and real estate-secured securitizations. In addition, commercial mortgage warehouse activity is now reflected in loans held for sale.

Asset Quality	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonperforming assets
Nonaccrual loans	$619	672	620	784	819
Foreclosed properties	99	108	100	112	138

Total nonperforming assets	$718	780	720	896	957

as % of loans, net and foreclosed properties	0.25%	0.28	0.28	0.37	0.42

Nonperforming assets in loans held for sale	$23	24	32	59	111

Total nonperforming assets in loans and in loans held for sale	$741	804	752	955	1,068

as % of loans, net, foreclosed properties and loans held for sale	0.25%	0.28	0.28	0.37	0.44

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$3,036	2,724	2,719	2,718	2,732
Balance of acquired entities at purchase date	—	300	—	—	—
Net charge-offs	(51)	(59)	(51)	(59)	(51)
Allowance relating to loans acquired, transferred to loans held for sale or sold	(18)	12	(21)	(26)	(11)
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	5	—	5	12	—
Provision for credit losses	49	59	72	74	48

Allowance for loan losses, end of period	3,021	3,036	2,724	2,719	2,718

Reserve for unfunded lending commitments, beginning of period	160	158	154	158	156
Provision for credit losses	5	2	4	(4)	2

Reserve for unfunded lending commitments, end of period	165	160	158	154	158

Allowance for credit losses	$3,186	3,196	2,882	2,873	2,876

Allowance for loan losses
as % of loans, net	1.07%	1.08	1.05	1.13	1.18
as % of nonaccrual and restructured loans (c)	488	452	439	347	332
as % of nonperforming assets (c)	421	389	378	303	284
Allowance for credit losses
as % of loans, net	1.13%	1.14	1.11	1.20	1.25

Net charge-offs	$51	59	51	59	51
Commercial, as % of average commercial loans	(0.06)%	0.05	0.03	0.05	0.03
Consumer, as % of average consumer loans	0.23	0.14	0.16	0.18	0.18
Total, as % of average loans, net	0.08%	0.09	0.09	0.10	0.09

Past due loans, 90 days and over, and nonaccrual loans (c)
Commercial, as a % of loans, net	0.28%	0.32	0.30	0.43	0.45
Consumer, as a % of loans, net	0.64%	0.62	0.72	0.71	0.77

(a) The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

(b) The provision related to loans transferred or sold includes recovery of lower of cost or market losses.

(c) These ratios do not include nonperforming assets included in loans held for sale.
Nonperforming Assets Nonperforming assets declined to 0.25 percent of loans, foreclosed properties and loans held for sale. Nonaccrual loans decreased slightly from year-end 2005, primarily driven by paydowns and the sale of $34 million in commercial loans. New inflows to commercial nonaccrual loans since year-end 2005 were $335 million. Impaired commercial loans were $387 million at June 30, 2006, and $392 million at December 31, 2005.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $624 million at June 30, 2006, compared with $625 million at December 31, 2005. Of total past due loans, $39 million were commercial loans or commercial real estate loans and $585 million were consumer loans.

Net Charge-offs Annualized net charge-offs as a percentage of average net loans of 0.08 percent in the first six months of 2006 were down slightly from the first six months of 2005. In the first six months of 2006, commercial net charge-offs reflected a net recovery of $2 million, compared with commercial net charge-offs of $10 million from the first six months of 2005. Consumer net charge-offs were $112 million, up from $87 million from the first six months of 2005, largely reflecting the addition of Westcorp. The low level of net charge-offs reflects a continuing robust credit environment and our careful management of the inherent credit risk in our loan portfolio.
Provision for Credit Losses Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent. Provision expense rose 40 percent to $120 million, reflecting higher required reserve levels in our consumer portfolio related to the Westcorp acquisition. Higher consumer net charge-offs also influenced the 18 percent increase in the provision in the second quarter 2006 compared with the second quarter 2005.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses increased $297 million from year-end 2005 to $3.0 billion at June 30, 2006, primarily reflecting the addition of Westcorp. The reserve for unfunded lending commitments was $165 million at June 30, 2006, and $158 million at December 31, 2005. The reserve for unfunded lending commitments relates to commercial lending activity and is included in other liabilities.
Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. At June 30, 2006, and at year-end 2005, core business activity, which includes residential and commercial mortgages and auto loans that we originate with the intent to sell to third parties, represented substantially all loans held for sale.
In the first six months of 2006, we sold or securitized $24.8 billion in loans out of the loans held for sale portfolio, including $11.5 billion of commercial loans and $13.3 billion of consumer loans. None of the loans sold were nonperforming. In the first six months of 2005, we sold or securitized $12.7 billion of loans out of the loans held for sale portfolio, including $3.2 billion of commercial loans and $9.5 billion of consumer loans. Of these loans, $19 million were nonperforming. We transferred $156 million of commercial loans and $13 million of related unfunded exposure to loans held for sale in the first six months of 2005 as part of our portfolio management activities.
Goodwill In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of acquired entities, as well as certain exit costs related to these mergers, which have the effect of increasing goodwill. Purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation.
For the Westcorp acquisition, we recorded preliminary fair value and exit cost purchase accounting adjustments of $336 million ($205 million after tax). In addition, we recorded dealer relationship and deposit base intangibles amounting to $405 million ($253 million after tax). Based on a purchase price of $3.8 billion and Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in goodwill of $1.5 billion at June 30, 2006.
Liquidity and Capital Adequacy
Core Deposits Core deposits, which include savings, interest-bearing checking accounts, noninterest-bearing and other consumer time deposits, and deposits held in our CAP accounts, declined slightly from year-end 2005 to $292.2 billion at June 30, 2006. Compared with the first six months of 2005, average core deposits in the first six months of 2006, which included $1.5 billion related to Westcorp, increased 7 percent to $290.9 billion and average low-cost core deposits, which exclude consumer certificates of deposit, increased 3 percent to $243.6 billion. Average consumer certificates of deposit rose $10.3 billion from the first six months of 2005.

Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $95.1 billion in the first six months of 2006 and $95.4 billion in the first six months of 2005. Purchased funds were $98.2 billion at June 30, 2006, compared with $93.3 billion at December 31, 2005, as higher foreign and other time deposits were partially offset by the effect of greater use of long-term debt for funding rather than short-term borrowing.
Long-term Debt Long-term debt was $74.6 billion at June 30, 2006, and $49.0 billion at December 31, 2005, reflecting the addition of $13.0 billion of Westcorp debt and the issuance of $18.0 billion of debt including $2.5 billion of WITS hybrid securities as noted below. In the rest of 2006, scheduled maturities of long-term debt amount to $9.0 billion. We anticipate either extending or replacing the maturing obligations.
The WITS transaction included a junior subordinated note and a forward contract for the sale of noncumulative perpetual preferred stock to a trust. The trust then issued $2.5 billion of securities to investors. The junior subordinated note qualifies as tier 1 capital.
Under our current shelf registration statement filed with the Securities and Exchange Commission, we have $18.0 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition, we have available for issuance up to $7.4 billion under a medium-term note program covering senior or subordinated debt securities. Also, Wachovia Bank, National Association, has available a global note program for the issuance of up to $26.6 billion of senior or subordinated notes. In the first six months of 2006, we issued $1.5 billion of subordinated bank notes under the global note program. In July 2006, Wachovia and Wachovia Bank, National Association established a $20.0 billion Euro Medium Term Note Programme, pursuant to which they may issue senior and subordinated debt securities. These securities are not registered with the Securities and Exchange Commission and may not be offered in the United States without applicable exemptions for registration. Pursuant to this EMTN Programme, Wachovia and Wachovia Bank, National Association issued an aggregate $4.3 billion of debt securities in August 2006 and have available for issuance approximately $15.7 billion under the EMTN Programme.
The issuance of debt or equity securities will depend on future market conditions, funding needs and other factors.
Credit Line Wachovia Bank, National Association has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires us to maintain a minimum level of adjusted total equity capital. We have not used this line of credit.
Stockholders’ Equity Stockholders’ equity increased 3 percent from year-end 2005 to $48.9 billion at June 30, 2006, including the $3.8 billion purchase of Westcorp; repurchases of 65 million common shares at a cost of $3.6 billion in connection with our share repurchase programs; and net depreciation in the securities portfolio. The higher level of share repurchases in the first six months of 2006 compared with the first six months of 2005 reflected opportunistic deployment of excess capital partially related to higher earnings. At June 30, 2006, we were authorized to buy back 59 million shares of common stock. Our 2005 Form 10-K has additional information related to share repurchases.
Dividend and Share Activity

	Six Months Ended
		June 30,
(In millions, except per share data)	2006	2005

Dividends	$1,637	1,452
Dividends per common share	$1.02	0.92
Common shares repurchased	65	25
Average diluted common shares outstanding	1,599	1,597

We adopted Statement of Financial Accounting Standards (SFAS) No. 156, Accounting for Servicing of Financial Assets, effective January 1, 2006, which is discussed further in Notes to

Consolidated Financial Statements. Accordingly, we recorded a cumulative effect adjustment to beginning retained earnings of $64 million ($41 million after tax.)
Subsidiary Dividends Wachovia Bank, National Association, is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at June 30, 2006, our subsidiaries had $7.9 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $1.0 billion in dividends to the parent company in the first six months of 2006.
Regulatory Capital Our capital ratios were above regulatory minimums in the first six months of 2006 and we continued to be classified as well capitalized. The tier 1 capital ratio increased 31 basis points from December 31, 2005, to 7.81 percent at June 30, 2006, driven primarily by the issuance of securities noted above and a benefit resulting from the purchase of credit protection from a securitization trust on a portion of $9.8 billion of consumer real estate-secured loans, offset by additional risk-weighted assets. Our total capital ratio was 11.42 percent and our leverage ratio was 6.57 percent at June 30, 2006, and 10.82 percent and 6.12 percent, respectively, at December 31, 2005.
Off-Balance Sheet Transactions

Summary of Off-Balance Sheet Expenses	June 30, 2006		December 31, 2005
	Carrying		Carrying
(In millions)	Amount	Exposure	Amount	Exposure

Guarantees
Securities and other lending indemnifications	$—	64,807	—	62,597
Standby letters of credit	112	35,972	108	35,568
Liquidity agreements	9	26,757	8	27,193
Loans sold with recourse	39	7,025	47	9,322
Residual value guarantees	—	1,119	—	1,109

Total guarantees	$160	135,680	163	135,789

In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. Retained interests from securitizations recorded as either available for sale securities, trading account assets or loans amounted to $8.2 billion at June 30, 2006, and $6.4 billion at December 31, 2005.
Risk Governance and Administration
Market Risk Management We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
We use value-at-risk (VAR) methodology to assess market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in the first six months of 2006 was $30 million. The total 1-day VAR was $17 million at June 30, 2006, and $18 million at December 31, 2005, and primarily related to interest rate risk and equity risk. The high, low and average VARs in the first six months of 2006 were $22 million, $13 million and $16 million, respectively.

Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish net interest income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect earnings from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Our large and relatively rate-insensitive deposit base funds a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Our focus on new customer acquisition and quality customer service has enabled us to generate deposit growth that has far outpaced loan growth, significantly adding to our naturally asset-sensitive position. To achieve more neutrality, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Our various scenarios together measure earnings volatility to a May 2007 federal funds rate ranging from 3.12 percent to 7.12 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year treasury note rate and 30-year treasury note rate would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario. In the first half of 2004, the threat of rising rates, but uncertain timing, kept the yield curve very steep. Before the Federal Reserve’s Federal Open Market Committee’s tightening campaign began, our investment and hedging strategies were designed to manage both repricing risk and curve flattening that typically accompanies a rapid rise in short-term rates. Much of the anticipated flattening has occurred throughout 2004, 2005 and the first six months of 2006. At June 30, 2006, the spread between the 10-year treasury note rate and the federal funds rate was 9 basis points, which is well below the long-term average of 122 basis points. While we still believe further flattening is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further flattening has somewhat subsided.

Considering the balance of risks for 2006, we will focus primarily on managing the value created through our expanded deposit base as we protect the net interest margin against the pressures of rising short-term rates, and relative to 2005, a flatter yield curve. We expect to rely on our large base of low-cost core deposits to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or to be liquidated. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or to be liquidated, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans.
Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurement. Our model’s forward rate expectations imply a high probability of an additional 25 basis points of tightening for the federal funds target rate by the end of the policy period in May 2007. If these expectations prove to be correct, the spread between the 10-year treasury note rate and the federal funds rate would compress from a negative 2 basis points of slope in June 2006 to a more inverted yield curve of negative 11 basis points of slope by May 2007. The current market expectations, therefore, do not reflect a yield curve shape consistent with a scenario where short-term rates rise an additional 200 basis points. Therefore, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported sensitivity is a composite of these three scenarios.

Policy Period	Actual		Implied
Sensitivity Measurement	Fed Funds		Fed Funds	Percent
	Rate at		Rate at	Earnings
	June 30, 2006		May 31, 2007	Sensitivity

Market Forward Rate Scenarios (a)	5.01%		5.12	—

High Rate Composite			7.12	(0.80)

Low Rate		%	3.12	2.10

(a)Assumes base federal funds rate mirrors market expectations.

In June 2006, our earnings simulation model indicated earnings would be negatively affected by 0.8 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while the longer-term 10-year treasury note and 30-year treasury note rates decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 2.1 percent in this scenario.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.
Accounting and Regulatory Matters
The following information addresses significant new developments in accounting standard setting that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Income Taxes The FASB has issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48) to clarify the criteria for recognition and measurement of income tax benefits in accordance with SFAS No. 109, Accounting for Income Taxes. Under FIN 48, evaluation of tax benefits is a two-step process. First, tax benefits can be recognized in financial statements for a tax position only if it is considered “more likely than not,” as defined in SFAS No. 5, Accounting for Contingencies, of being sustained on audit based solely on the technical merits of the tax position. Second, if the recognition criteria are met, the amount of tax benefits to be recognized is measured based on the largest benefit that is more than 50 percent likely to be realized upon ultimate resolution of the tax position. FIN 48 has an effective date of January 1, 2007, and any amounts to be recorded upon implementation will result in a one-time charge to be recorded as a cumulative effect of a change in accounting principle through an adjustment of beginning retained earnings. As noted below, we are still assessing the impact of FIN 48 for Sale-In, Lease-Out transactions (SILOs). We do not expect the implementation of FIN 48 for other tax benefits to have a material impact on our consolidated financial position or results of operations.
Leveraged Lease Accounting As previously disclosed, the FASB has been discussing several matters relating to leveraged lease accounting. Currently, SFAS No. 13, Accounting for Leases, as amended and interpreted, states that if a change in an important lease assumption changes the total estimated net income under the lease, then a recalculation of the net investment in the leveraged lease must occur. The FASB has recently issued FASB Staff Position FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction, (FSP 13-2). FSP 13-2 amends SFAS 13 to provide that changes affecting the timing of cash flows but not the total net income under a leveraged lease also trigger a recalculation of the net investment in the lease. Under FSP 13-2, recalculations affecting existing leveraged leases will result in a one-time noncash charge to be recorded as a cumulative effect of a change in accounting principle through an adjustment of beginning retained earnings on the date of adoption, which is January 1, 2007. Amounts, which in the aggregate approximate the amount of the charge initially recorded, are to be recognized as income over the remaining terms of the affected leases.
We have two primary classes of leveraged lease transactions that are affected by FSP 13-2: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions that the Internal Revenue Service (IRS) broadly refers to as SILOs. SILOs principally include service contract and qualified technological equipment leases.
As previously disclosed, in 2004 Wachovia and the IRS settled all issues relating to the IRS’s challenge of the tax position on LILOs entered into by First Union Corporation and legacy Wachovia Corporation. The resolution of these LILO issues with the IRS led to a change in the timing of cash flows under the lease transactions and FSP 13-2 requires a recalculation of the leases. This recalculation will result in a one-time noncash charge to beginning retained earnings. We believe the one-time noncash reduction to beginning retained earnings under FSP 13-2 related to LILOs will be approximately $700 million after-tax, which is within the $500 million to $800 million after-tax estimated range we previously disclosed.
FSP 13-2 also affects our SILOs. The IRS has announced its intention to challenge the industry-wide tax treatment of SILOs. While we believe our tax treatment of SILOs is consistent with well-established tax law and that it is more likely than not that we would prevail if litigation were to become necessary, it is possible that, upon resolution of a potential dispute with the IRS, we may not realize some of the tax benefits originally recorded. Because of this possibility, the combination of FSP 13-2 and FIN 48 requires that we (i) assess our ability to recognize tax benefits associated with SILOs, (ii) estimate the amount of tax benefits to recognize, and (iii) recalculate the net investment in the leases. We have concluded for SILOs that we meet the recognition threshold in FIN 48 and, accordingly, it is appropriate to continue to recognize tax benefits associated with SILOs. However, we are still assessing the amount of tax benefits that will continue to be recognized and used in recalculation of the leases, and thus we are unable to estimate the amount of any reduction to retained earnings from recalculation of the leases.
The amount of the reduction to beginning retained earnings from the affected leases will be recognized as income over the remaining terms of the affected leases, generally 35 to 40 years. We believe that the amounts to be recognized as income over the remaining terms of the affected leases would not have a material impact to our earnings per share in future periods. We will remain well capitalized for regulatory capital purposes following the reduction to retained earnings relating to the affected leases.
Financial Instruments The FASB has an ongoing project addressing the accounting for the transfer and retention of financial instruments. As part of this project, the FASB issued two statements in the first six months of 2006, SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is discussed below, and SFAS No. 156, which we implemented effective January 1, 2006, and is discussed in Notes to Consolidated Financial Statements. The FASB has also issued an exposure draft that would amend SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This amendment would revise or clarify the criteria for derecognition of financial assets after a transfer. We cannot predict with certainty what the final amendment will provide.
In addition, we transfer commercial mortgage loans to trusts that issue various classes of securities backed by the loans (CMBS) to investors. Recently, the FASB has initiated a project regarding securitization structures that use a QSPE, including CMBS transactions, and the related servicing activities. The FASB is considering the need for clarifying guidance, which may result in changes to the structure of and/or the accounting for these transactions and potentially transfers of other asset classes. We cannot predict with certainty whether any guidance will be issued or what the transition provisions for implementing the guidance will be.
Hybrid Financial Instruments SFAS No. 155 amends SFAS No. 133, Accounting for Derivatives and Hedging Activity, and SFAS No. 140. Hybrid financial instruments are financial instruments that contain an embedded derivative within a single instrument. SFAS 155 permits entities an option to elect to record certain hybrid financial instruments at fair value as individual financial instruments. Prior to this amendment, certain hybrid financial instruments were required to be separated into two instruments, a derivative and host, and generally only the derivative was recorded at fair value. SFAS 155 also requires that beneficial interests in securitized assets be evaluated for derivatives, either freestanding or embedded. SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. Additionally, SFAS 155 provides a one-time opportunity to apply the fair value election to hybrid financial instruments existing at the date of implementation at fair value as individual financial instruments, with any difference between the carrying amount of the derivative and host component of the existing hybrid financial instruments and the fair value of the single financial instrument being recorded as a cumulative effect adjustment to beginning retained earnings. We are currently assessing the impact of SFAS 155 on our consolidated financial position and results of operations.
Business Combinations In June 2005, the FASB issued a Proposed Statement, Business Combinations, which would replace SFAS No. 141, Business Combinations. While the Proposed Statement retains many of the current fundamental concepts, including the purchase method of accounting, it proposes changes in several areas. Under the Proposed Statement, consideration paid in a business combination would be measured at fair value, with fair value determined on the consummation date, rather than on announcement date, as is the current practice. Additionally, fair value would include obligations for contingent consideration and would exclude transaction costs, which would be recorded as expenses when incurred. Currently, contingent consideration is not recorded until payment is probable and transaction costs are included in determination of the purchase price. Also, loans would be recorded at fair value, reflecting both interest rate and credit factors, and the acquiree’s allowance for loan losses would no longer be carried forward. The Proposed Statement would be effective for business combinations that consummate beginning in 2007. The Proposed Statement was subject to a 120-day comment period and is being followed by final deliberations by the FASB, and therefore, is subject to change. We cannot predict with certainty what the final Statement will provide.

Pension and Other Postretirement Plans In March 2006, the FASB issued a Proposed Statement to amend several existing Statements that address employers’ accounting and reporting for defined benefit pension and other postretirement plans. The Proposed Statement represents the initial phase of a comprehensive project on employers’ accounting for these plans. The Proposed Statement changes the presentation requirements for assets and liabilities relating to these plans, and requires recognition of prepaid or accrued pension cost as the overfunded or underfunded status of the plans, measured solely as the difference between the fair value of the plan assets and the benefit obligation. Unrecognized actuarial gains and losses and unrecognized prior service costs, which have previously been recorded as part of the prepaid or accrued pension cost, would be included as a component of accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during a period would be included in other comprehensive income to the extent they are not included in net periodic pension cost (a component of salaries and employee benefits expense for us). Upon implementation of the Proposed Statement, we would be required to record a reduction of equity for the after-tax amounts of unrecognized actuarial losses and prior service costs at that date. At December 31, 2005, this amounted to $1.9 billion before taxes, or $1.2 billion after tax. The Proposed Statement also requires that employers use a plan measurement date that is the same as its fiscal year-end. We have historically used a measurement date of September 30, and may be required to change to a December 31 measurement date upon implementation of the Proposed Statement. The Proposed Statement was subject to a comment period, and is currently being deliberated by the FASB, and the provisions and effective date of the Proposed Statement are subject to change. Information regarding our pension and other postretirement plans can be found in the Notes to Consolidated Financial Statements in our 2005 Annual Report on Form 10-K.
Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2005 Annual Report on Form 10-K.
In March 2006, the Federal Reserve issued a draft Notice of Proposed Rulemaking for Basel II, a new advanced risk-based regulatory capital framework. Under the proposed rules we must develop an implementation plan that begins no later than 36 months after the effective date of the rule. Regulatory efforts in the U.S. for Basel II have experienced timing delays, and the date of a final rule is unknown. The regulatory agencies are currently proposing to make 2008 the first possible year for a bank to conduct its parallel run, for measuring regulatory capital under the new regulatory capital rules and the existing general risk-based capital rules. They are also proposing 2009-2011 as the first possible years for the transitional floor periods. The necessary project management infrastructure and funding have been established to ensure we will fully comply with the new regulations.

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses certain non-GAAP financial measures, such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends, and they facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information regarding segment performance, see the Business Segments section and the Business Segments footnote to Notes to Consolidated Financial Statements. This quarterly financial supplement contains information regarding estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
     This quarterly financial supplement also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2006	2005	2006	2005

Net interest income (GAAP)	$3,641	3,358	7,131	6,771
Tax-equivalent adjustment	34	53	83	114

Net interest income (Tax-equivalent)	$3,675	3,411	7,214	6,885

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$1.17	1.04	2.26	2.05
Other intangible amortization	0.04	0.04	0.07	0.09
Merger-related and restructuring expenses	0.01	0.03	0.04	0.05

Earnings per share (a)	$1.22	1.11	2.37	2.19

Dividends paid per common share	$0.51	0.46	1.02	0.92
Dividend payout ratios (GAAP) (b)	43.59%	44.23	45.13	44.88
Dividend payout ratios (a) (b)	41.80%	41.44	43.04	42.01

(a)	Excludes other intangible amortization, and merger-related and restructuring expenses.

(b)	Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Table 2
SELECTED STATISTICAL DATA

	2006		2005
	Second	First	Fourth	Third	Second
(Dollars in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

PROFITABILITY
Return on average common stockholders’ equity	15.41%	14.62	14.60	13.95	14.04
Net interest margin (a)	3.18	3.21	3.25	3.18	3.23
Fee and other income as % of total revenue	49.37	49.84	45.55	48.63	46.60
Effective income tax rate	33.05%	33.84	34.10	32.21	32.02

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.07%	1.08	1.05	1.13	1.18
Allowance for loan losses as % of nonperforming assets (b)	421	389	378	303	284
Allowance for credit losses as % of loans, net	1.13	1.14	1.11	1.20	1.25
Net charge-offs as % of average loans, net	0.08	0.09	0.09	0.10	0.09
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.25%	0.28	0.28	0.37	0.44

CAPITAL ADEQUACY
Tier 1 capital ratio	7.81%	7.87	7.50	7.42	7.85
Total capital ratio	11.42	11.45	10.82	10.79	11.25
Leverage	6.57%	6.86	6.12	5.96	6.10

OTHER DATA
FTE employees	97,316	97,134	93,980	92,907	93,385
Total financial centers/brokerage offices	3,847	3,889	3,850	3,840	3,825
ATMs	5,134	5,179	5,119	5,119	5,089
Actual common shares (In millions)	1,589	1,608	1,557	1,553	1,577
Common stock price	$54.08	56.05	52.86	47.59	49.60
Market capitalization	$85,960	90,156	82,291	73,930	78,236

(a)	Tax-equivalent.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	2006			2005
	Second		First	Fourth	Third	Second
(In millions, except per share data)	Quarter		Quarter	Quarter	Quarter	Quarter

SUMMARIES OF INCOME
Interest income	$7,404		6,707	6,490	6,044	5,702
Tax-equivalent adjustment	34		49	52	53	53

Interest income (a)	7,438		6,756	6,542	6,097	5,755
Interest expense	3,763		3,217	2,967	2,657	2,344

Net interest income (a)	3,675		3,539	3,575	3,440	3,411
Provision for credit losses	59		61	81	82	50

Net interest income after provision for credit losses (a)	3,616		3,478	3,494	3,358	3,361
Securities gains (losses)	25		(48)	(74)	29	136
Fee and other income	3,558		3,565	3,063	3,229	2,841
Merger-related and restructuring expenses	24		68	58	83	90
Other noninterest expense	4,237		4,171	4,125	3,921	3,698
Minority interest in income of consolidated subsidiaries	90		95	103	104	71

Income from continuing operations before income taxes (a)	2,848		2,661	2,197	2,508	2,479
Income taxes	929		884	652	790	776
Tax-equivalent adjustment	34		49	52	53	53

Income from continuing operations	1,885		1,728	1,493	1,665	1,650
Discontinued operations, net of income taxes	—		—	214	—	—

Net income	$1,885		1,728	1,707	1,665	1,650

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.19		1.11	0.97	1.07	1.05
Net income	1.19		1.11	1.11	1.07	1.05
Diluted earnings
Income from continuing operations	1.17		1.09	0.95	1.06	1.04
Net income	1.17		1.09	1.09	1.06	1.04
Cash dividends	$0.51		0.51	0.51	0.51	0.46
Average common shares — Basic	1,585		1,555	1,541	1,549	1,564
Average common shares — Diluted	1,613		1,586	1,570	1,575	1,591
Average common stockholders’ equity
Quarter-to-date	$49,063		47,926	46,407	47,328	47,114
Year-to-date	48,498		47,926	47,019	47,225	47,172
Book value per common share	30.75		30.95	30.55	30.10	30.37
Common stock price
High	59.85		57.69	55.13	51.34	53.07
Low	52.03		51.09	46.49	47.23	49.52
Period-end	$54.08		56.05	52.86	47.59	49.60
To earnings ratio (b)	12.26	X	13.10	12.59	11.72	12.53
To book value	176%		181	173	158	163
BALANCE SHEET DATA
Assets	$553,614		541,842	520,755	532,381	511,840
Long-term debt	$74,627		70,218	48,971	45,846	49,006

(a)	Tax-equivalent.

(b)	Based on diluted earnings per common share.

Table 4
MERGER-RELATED AND RESTRUCTURING EXPENSES

Six
Months
Ended
June 30,
(In millions)	2006

MERGER-RELATED AND RESTRUCTURING EXPENSES — WACHOVIA/SOUTHTRUST
Personnel costs	$37
Occupancy and equipment	11
Advertising	1
System conversion costs	7
Other	8

Total Wachovia/SouthTrust merger-related and restructuring expenses	64
Other merger-related and restructuring expenses	28

Total merger-related and restructuring expenses	$92

Table 5
BUSINESS SEGMENTS (a)

	2006		2005
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

GENERAL BANK COMBINED (b)
Net interest income (c)	$2,798	2,570	2,499	2,409	2,379
Fee and other income	858	872	746	760	688
Intersegment revenue	51	45	58	55	49

Total revenue (c)	3,707	3,487	3,303	3,224	3,116
Provision for credit losses	95	62	75	77	68
Noninterest expense	1,756	1,671	1,668	1,582	1,512
Income taxes	669	628	561	564	555
Tax-equivalent adjustment	10	11	12	10	10

Segment earnings	$1,177	1,115	987	991	971

Economic profit	$901	870	759	765	742
Risk adjusted return on capital	54.26%	58.52	53.45	54.03	53.59
Economic capital, average	$8,353	7,421	7,094	7,055	6,987
Cash overhead efficiency ratio (c)	47.40%	47.91	50.52	49.05	48.55
Lending commitments	$121,181	115,788	111,202	106,570	102,768
Average loans, net	192,500	178,325	168,947	163,877	161,902
Average core deposits	$219,478	216,186	213,222	208,500	205,782
FTE employees	45,406	45,349	42,022	41,399	41,259

COMMERCIAL
Net interest income (c)	$1,068	874	821	782	774
Fee and other income	117	114	103	108	105
Intersegment revenue	34	31	43	41	33

Total revenue (c)	1,219	1,019	967	931	912
Provision for credit losses	57	22	21	22	11
Noninterest expense	396	358	327	320	296
Income taxes	271	222	215	206	212
Tax-equivalent adjustment	10	11	12	10	10

Segment earnings	$485	406	392	373	383

Economic profit	$304	250	252	234	239
Risk adjusted return on capital	35.65%	36.18	38.06	36.21	37.42
Economic capital, average	$4,940	4,033	3,700	3,676	3,635
Cash overhead efficiency ratio (c)	32.51%	35.16	33.77	34.36	32.51
Average loans, net	$101,267	89,107	82,039	79,419	78,608
Average core deposits	$46,544	47,490	48,066	46,174	46,023

RETAIL AND SMALL BUSINESS
Net interest income (c)	$1,730	1,696	1,678	1,627	1,605
Fee and other income	741	758	643	652	583
Intersegment revenue	17	14	15	14	16

Total revenue (c)	2,488	2,468	2,336	2,293	2,204
Provision for credit losses	38	40	54	55	57
Noninterest expense	1,360	1,313	1,341	1,262	1,216
Income taxes	398	406	346	358	343
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$692	709	595	618	588

Economic profit	$597	620	507	531	503
Risk adjusted return on capital	81.19%	85.11	70.22	73.41	71.12
Economic capital, average	$3,413	3,388	3,394	3,379	3,352
Cash overhead efficiency ratio (c)	54.70%	53.16	57.46	55.02	55.19
Average loans, net	$91,233	89,218	86,908	84,458	83,294
Average core deposits	$172,934	168,696	165,156	162,326	159,759

(a)	Certain amounts presented in this Table 5 in periods prior to the second quarter of 2006 have been reclassified to conform to the presentation in the second quarter of 2006.

(b)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(c)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006		2005
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$208	198	178	159	147
Fee and other income	1,222	1,227	1,166	1,146	1,136
Intersegment revenue	(11)	(11)	(9)	(12)	(12)

Total revenue (b)	1,419	1,414	1,335	1,293	1,271
Provision for credit losses	—	—	—	—	—
Noninterest expense	1,111	1,128	1,100	1,060	1,042
Income taxes	112	104	87	85	83
Tax-equivalent adjustment	1	—	—	1	—

Segment earnings	$195	182	148	147	146

Economic profit	$154	139	107	107	107
Risk adjusted return on capital	51.31%	47.34	39.23	40.53	40.67
Economic capital, average	$1,526	1,556	1,497	1,444	1,439
Cash overhead efficiency ratio (b)	78.33%	79.78	82.47	81.98	81.88
Lending commitments	$250	237	208	184	176
Average loans, net	616	462	388	372	344
Average core deposits	$27,220	28,671	28,328	28,521	29,235
FTE employees	17,212	17,107	17,295	17,310	17,444
Assets under management	$237,270	238,305	229,631	233,114	225,350

ASSET MANAGEMENT
Net interest income (b)	$2	2	3	2	2
Fee and other income	231	217	216	211	214
Intersegment revenue	(1)	—	—	—	(1)

Total revenue (b)	232	219	219	213	215
Provision for credit losses	—	—	—	—	—
Noninterest expense	190	180	200	179	173
Income taxes	15	14	8	13	15
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$27	25	11	21	27

Economic profit	$21	19	4	16	22
Risk adjusted return on capital	48.15%	46.78	19.04	42.07	53.64
Economic capital, average	$225	218	225	203	202
Cash overhead efficiency ratio (b)	81.65%	81.96	92.18	84.05	80.24
Average loans, net	$13	28	13	18	10
Average core deposits	$245	258	220	214	195

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006		2005
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RETAIL BROKERAGE SERVICES
Net interest income (b)	$205	196	175	157	144
Fee and other income	994	1,013	953	937	925
Intersegment revenue	(10)	(11)	(9)	(11)	(11)

Total revenue (b)	1,189	1,198	1,119	1,083	1,058
Provision for credit losses	—	—	—	—	—
Noninterest expense	926	953	905	885	874
Income taxes	95	89	79	72	66
Tax-equivalent adjustment	1	—	—	1	—

Segment earnings	$167	156	135	125	118

Economic profit	$132	119	101	90	84
Risk adjusted return on capital	51.48%	47.08	42.36	39.85	38.16
Economic capital, average	$1,301	1,338	1,272	1,241	1,237
Cash overhead efficiency ratio (b)	77.90%	79.58	80.82	81.81	82.44
Average loans, net	$603	434	375	354	334
Average core deposits	$26,975	28,413	28,108	28,307	29,040

OTHER
Net interest income (b)	$1	—	—	—	1
Fee and other income	(3)	(3)	(3)	(2)	(3)
Intersegment revenue	—	—	—	(1)	—

Total revenue (b)	(2)	(3)	(3)	(3)	(2)
Provision for credit losses	—	—	—	—	—
Noninterest expense	(5)	(5)	(5)	(4)	(5)
Income taxes	2	1	—	—	2
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$1	1	2	1	1

Economic profit	$1	1	2	1	1
Risk adjusted return on capital	—%	—	—	—	—
Economic capital, average	$—	—	—	—	—
Cash overhead efficiency ratio (b)	—%	—	—	—	—
Average loans, net	$—	—	—	—	—
Average core deposits	$—	—	—	—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	2006		2005
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

WEALTH MANAGEMENT
Net interest income (a)	$149	150	153	147	142
Fee and other income	197	191	192	197	187
Intersegment revenue	1	1	2	1	1

Total revenue (a)	347	342	347	345	330
Provision for credit losses	2	—	1	6	—
Noninterest expense	252	251	257	241	227
Income taxes	34	33	32	36	38
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$59	58	57	62	65

Economic profit	$43	40	40	48	48
Risk adjusted return on capital	43.20%	42.67	42.06	48.32	50.73
Economic capital, average	$528	517	510	505	490
Cash overhead efficiency ratio (a)	72.60%	73.32	73.86	70.14	68.73
Lending commitments	$6,285	6,229	5,840	5,574	5,154
Average loans, net	15,987	15,570	14,889	14,201	13,621
Average core deposits	$14,251	14,747	14,291	13,391	13,188
FTE employees	4,732	4,771	4,808	4,816	4,849

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006		2005
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$501	503	588	531	520
Fee and other income	1,215	1,242	900	1,026	789
Intersegment revenue	(42)	(37)	(51)	(44)	(40)

Total revenue (b)	1,674	1,708	1,437	1,513	1,269
Provision for credit losses	(33)	1	(13)	(3)	(8)
Noninterest expense	879	888	787	809	711
Income taxes	297	280	224	241	184
Tax-equivalent adjustment	9	22	23	21	27

Segment earnings	$522	517	416	445	355

Economic profit	$299	332	226	262	176
Risk adjusted return on capital	29.90%	33.87	26.96	29.55	24.07
Economic capital, average	$6,351	5,880	5,626	5,604	5,409
Cash overhead efficiency ratio (b)	52.53%	52.00	54.75	53.48	56.01
Lending commitments	$106,105	103,812	103,079	92,966	88,365
Average loans, net	43,775	42,896	41,517	38,784	37,815
Average core deposits	$26,148	25,322	25,894	24,770	22,459
FTE employees	5,889	5,669	5,796	4,799	4,845

CORPORATE LENDING
Net interest income (b)	$205	198	211	215	217
Fee and other income	113	161	108	111	102
Intersegment revenue	7	7	7	6	5

Total revenue (b)	325	366	326	332	324
Provision for credit losses	(33)	1	(25)	(3)	(9)
Noninterest expense	109	108	96	115	105
Income taxes	94	97	97	84	88
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$155	160	158	136	140

Economic profit	$15	53	36	29	33
Risk adjusted return on capital	12.70%	17.58	15.66	14.65	15.49
Economic capital, average	$3,587	3,263	3,099	3,110	2,993
Cash overhead efficiency ratio (b)	33.64%	29.36	29.54	34.48	32.48
Average loans, net	$31,350	30,755	30,373	29,420	28,873
Average core deposits	$137	158	233	360	422

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

		2006			2005

	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$93	90	93	88	87
Fee and other income	200	192	183	185	177
Intersegment revenue	(32)	(30)	(30)	(29)	(28)

Total revenue (b)	261	252	246	244	236
Provision for credit losses	—	—	12	—	—
Noninterest expense	177	173	171	169	169
Income taxes	30	29	24	27	25
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$54	50	39	48	42

Economic profit	$42	38	34	38	32
Risk adjusted return on capital	61.65%	53.55	46.27	58.37	52.41
Economic capital, average	$333	363	382	314	312
Cash overhead efficiency ratio (b)	67.89%	68.67	69.73	69.09	71.71
Average loans, net	$7,265	7,106	6,311	5,600	5,241
Average core deposits	$16,779	16,206	16,508	15,582	14,403

INVESTMENT BANKING
Net interest income (b)	$203	215	284	228	216
Fee and other income	902	889	609	730	510
Intersegment revenue	(17)	(14)	(28)	(21)	(17)

Total revenue (b)	1,088	1,090	865	937	709
Provision for credit losses	—	—	—	—	1
Noninterest expense	593	607	520	525	437
Income taxes	173	154	103	130	71
Tax-equivalent adjustment	9	22	23	21	27

Segment earnings	$313	307	219	261	173

Economic profit	$242	241	156	195	111
Risk adjusted return on capital	50.93%	54.29	39.83	46.66	32.07
Economic capital, average	$2,431	2,254	2,145	2,180	2,104
Cash overhead efficiency ratio (b)	54.50%	55.75	59.98	56.14	61.55
Average loans, net	$5,160	5,035	4,833	3,764	3,701
Average core deposits	$9,232	8,958	9,153	8,828	7,634

(Continued)

Table 5
BUSINESS SEGMENTS

	2006		2005
	Second	First	Fourth	Third	Second
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

PARENT
Net interest income (a)	$19	118	157	194	223
Fee and other income	91	(15)	(15)	129	177
Intersegment revenue	1	2	—	—	2

Total revenue (a)	111	105	142	323	402
Provision for credit losses	(5)	(2)	18	2	(10)
Noninterest expense	239	233	313	229	206
Minority interest	89	95	103	105	85
Income tax benefits	(173)	(139)	(231)	(105)	(56)
Tax-equivalent adjustment	14	16	17	21	16

Segment earnings (loss)	$(53)	(98)	(78)	71	161

Economic profit	$(79)	(118)	(99)	47	135
Risk adjusted return on capital	0.17%	(6.86)	(2.24)	17.40	30.36
Economic capital, average	$2,853	2,687	2,963	2,905	2,807
Cash overhead efficiency ratio (a)	124.03%	135.72	152.67	39.98	24.31
Lending commitments	$473	516	508	433	430
Average loans, net	22,387	23,321	11,741	11,726	10,199
Average core deposits	$4,541	5,288	5,767	5,566	4,674
FTE employees	24,077	24,238	24,059	24,583	24,988

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Three Months Ended June 30, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,798	208	149	501	19	(34)	3,641
Fee and other income	858	1,222	197	1,215	91	—	3,583
Intersegment revenue	51	(11)	1	(42)	1	—	—

Total revenue (a)	3,707	1,419	347	1,674	111	(34)	7,224
Provision for credit losses	95	—	2	(33)	(5)	—	59
Noninterest expense	1,756	1,111	252	879	239	24	4,261
Minority interest	—	—	—	—	89	1	90
Income taxes (benefits)	669	112	34	297	(173)	(10)	929
Tax-equivalent adjustment	10	1	—	9	14	(34)	—

Net income (loss)	$1,177	195	59	522	(53)	(15)	1,885

Economic profit	$901	154	43	299	(79)	—	1,318
Risk adjusted return on capital	54.26%	51.31	43.20	29.90	0.17	—	37.97
Economic capital, average	$8,353	1,526	528	6,351	2,853	—	19,611
Cash overhead efficiency ratio (a)	47.40%	78.33	72.60	52.53	124.03	—	57.03
Lending commitments	$121,181	250	6,285	106,105	473	—	234,294
Average loans, net	192,500	616	15,987	43,775	22,387	—	275,265
Average core deposits	$219,478	27,220	14,251	26,148	4,541	—	291,638
FTE employees	45,406	17,212	4,732	5,889	24,077	—	97,316

	Three Months Ended June 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,379	147	142	520	223	(53)	3,358
Fee and other income	688	1,136	187	789	177	—	2,977
Intersegment revenue	49	(12)	1	(40)	2	—	—

Total revenue (a)	3,116	1,271	330	1,269	402	(53)	6,335
Provision for credit losses	68	—	—	(8)	(10)	—	50
Noninterest expense	1,512	1,042	227	711	206	90	3,788
Minority interest	—	—	—	—	85	(14)	71
Income taxes (benefits)	555	83	38	184	(56)	(28)	776
Tax-equivalent adjustment	10	—	—	27	16	(53)	—

Net income	$971	146	65	355	161	(48)	1,650

Economic profit	$742	107	48	176	135	—	1,208
Risk adjusted return on capital	53.59%	40.67	50.73	24.07	30.36	—	39.30
Economic capital, average	$6,987	1,439	490	5,409	2,807	—	17,132
Cash overhead efficiency ratio (a)	48.55%	81.88	68.73	56.01	24.31	—	56.19
Lending commitments	$102,768	176	5,154	88,365	430	—	196,893
Average loans, net	161,902	344	13,621	37,815	10,199	—	223,881
Average core deposits	$205,782	29,235	13,188	22,459	4,674	—	275,338
FTE employees	41,259	17,444	4,849	4,845	24,988	—	93,385

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2006	2005

GENERAL BANK COMBINED (a)
Net interest income (b)	$5,368	4,700
Fee and other income	1,730	1,372
Intersegment revenue	96	92

Total revenue (b)	7,194	6,164
Provision for credit losses	157	125
Noninterest expense	3,427	3,054
Income taxes	1,297	1,076
Tax-equivalent adjustment	21	20

Segment earnings	$2,292	1,889

Economic profit	$1,771	1,423
Risk adjusted return on capital	56.25%	51.89
Economic capital, average	$7,890	7,019
Cash overhead efficiency ratio (b)	47.65%	49.56
Lending commitments	$121,181	102,768
Average loans, net	185,452	160,763
Average core deposits	$217,841	203,809
FTE employees	45,406	41,259

COMMERCIAL
Net interest income (b)	$1,942	1,531
Fee and other income	231	222
Intersegment revenue	65	62

Total revenue (b)	2,238	1,815
Provision for credit losses	79	15
Noninterest expense	754	616
Income taxes	493	415
Tax-equivalent adjustment	21	20

Segment earnings	$891	749

Economic profit	$554	458
Risk adjusted return on capital	35.89%	36.30
Economic capital, average	$4,489	3,651
Cash overhead efficiency ratio (b)	33.71%	33.97
Average loans, net	$95,221	77,717
Average core deposits	$47,014	46,028

RETAIL AND SMALL BUSINESS
Net interest income (b)	$3,426	3,169
Fee and other income	1,499	1,150
Intersegment revenue	31	30

Total revenue (b)	4,956	4,349
Provision for credit losses	78	110
Noninterest expense	2,673	2,438
Income taxes	804	661
Tax-equivalent adjustment	—	—

Segment earnings	$1,401	1,140

Economic profit	$1,217	965
Risk adjusted return on capital	83.13%	68.77
Economic capital, average	$3,401	3,368
Cash overhead efficiency ratio (b)	53.94%	56.06
Average loans, net	$90,231	83,046
Average core deposits	$170,827	157,781

(a)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2006	2005

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$406	299
Fee and other income	2,449	2,273
Intersegment revenue	(22)	(23)

Total revenue (b)	2,833	2,549
Provision for credit losses	—	—
Noninterest expense	2,239	2,087
Income taxes	216	169
Tax-equivalent adjustment	1	—

Segment earnings	$377	293

Economic profit	$293	214
Risk adjusted return on capital	49.32%	40.71
Economic capital, average	$1,540	1,450
Cash overhead efficiency ratio (b)	79.05%	81.86
Lending commitments	$250	176
Average loans, net	539	333
Average core deposits	$27,942	29,930
FTE employees	17,212	17,444
Assets under management	$237,270	225,350

ASSET MANAGEMENT
Net interest income (b)	$4	4
Fee and other income	448	429
Intersegment revenue	(1)	(1)

Total revenue (b)	451	432
Provision for credit losses	—	—
Noninterest expense	370	345
Income taxes	29	31
Tax-equivalent adjustment	—	—

Segment earnings	$52	56

Economic profit	$40	45
Risk adjusted return on capital	47.48%	55.21
Economic capital, average	$222	204
Cash overhead efficiency ratio (b)	81.80%	79.65
Average loans, net	$20	15
Average core deposits	$251	201

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2006	2005

RETAIL BROKERAGE SERVICES
Net interest income (b)	$401	294
Fee and other income	2,007	1,851
Intersegment revenue	(21)	(22)

Total revenue (b)	2,387	2,123
Provision for credit losses	—	—
Noninterest expense	1,879	1,753
Income taxes	184	136
Tax-equivalent adjustment	1	—

Segment earnings	$323	234

Economic profit	$251	166
Risk adjusted return on capital	49.26%	37.89
Economic capital, average	$1,318	1,246
Cash overhead efficiency ratio (b)	78.74%	82.57
Average loans, net	$519	318
Average core deposits	$27,691	29,729

OTHER
Net interest income (b)	$1	1
Fee and other income	(6)	(7)
Intersegment revenue	—	—

Total revenue (b)	(5)	(6)
Provision for credit losses	—	—
Noninterest expense	(10)	(11)
Income taxes	3	2
Tax-equivalent adjustment	—	—

Segment earnings	$2	3

Economic profit	$2	3
Risk adjusted return on capital	—%	—
Economic capital, average	$—	—
Cash overhead efficiency ratio (b)	—%	—
Average loans, net	$—	—
Average core deposits	$—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2006	2005

WEALTH MANAGEMENT
Net interest income (a)	$299	281
Fee and other income	388	338
Intersegment revenue	2	3

Total revenue (a)	689	622
Provision for credit losses	2	(1)
Noninterest expense	503	425
Income taxes	67	73
Tax-equivalent adjustment	—	—

Segment earnings	$117	125

Economic profit	$83	92
Risk adjusted return on capital	42.94%	50.88
Economic capital, average	$522	468
Cash overhead efficiency ratio (a)	72.96%	68.29
Lending commitments	$6,285	5,154
Average loans, net	15,780	13,248
Average core deposits	$14,497	13,182
FTE employees	4,732	4,849

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2006	2005

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$1,004	1,110
Fee and other income	2,457	1,768
Intersegment revenue	(79)	(74)

Total revenue (b)	3,382	2,804
Provision for credit losses	(32)	(11)
Noninterest expense	1,767	1,444
Income taxes	577	455
Tax-equivalent adjustment	31	55

Segment earnings	$1,039	861

Economic profit	$631	520
Risk adjusted return on capital	31.80%	30.96
Economic capital, average	$6,116	5,252
Cash overhead efficiency ratio (b)	52.26%	51.50
Lending commitments	$106,105	88,365
Average loans, net	43,338	37,163
Average core deposits	$25,738	21,681
FTE employees	5,889	4,845

CORPORATE LENDING
Net interest income (b)	$403	452
Fee and other income	274	346
Intersegment revenue	14	11

Total revenue (b)	691	809
Provision for credit losses	(32)	(12)
Noninterest expense	217	211
Income taxes	191	231
Tax-equivalent adjustment	—	—

Segment earnings	$315	379

Economic profit	$68	176
Risk adjusted return on capital	15.01%	23.24
Economic capital, average	$3,426	2,900
Cash overhead efficiency ratio (b)	31.38%	26.12
Average loans, net	$31,054	28,439
Average core deposits	$147	476

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2006	2005

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$183	178
Fee and other income	392	360
Intersegment revenue	(62)	(58)

Total revenue (b)	513	480
Provision for credit losses	—	—
Noninterest expense	350	328
Income taxes	59	56
Tax-equivalent adjustment	—	—

Segment earnings	$104	96

Economic profit	$80	77
Risk adjusted return on capital	57.45%	64.00
Economic capital, average	$348	295
Cash overhead efficiency ratio (b)	68.27%	68.38
Average loans, net	$7,186	5,222
Average core deposits	$16,494	13,993

INVESTMENT BANKING
Net interest income (b)	$418	480
Fee and other income	1,791	1,062
Intersegment revenue	(31)	(27)

Total revenue (b)	2,178	1,515
Provision for credit losses	—	1
Noninterest expense	1,200	905
Income taxes	327	168
Tax-equivalent adjustment	31	55

Segment earnings	$620	386

Economic profit	$483	267
Risk adjusted return on capital	52.54%	37.09
Economic capital, average	$2,342	2,057
Cash overhead efficiency ratio (b)	55.13%	59.71
Average loans, net	$5,098	3,502
Average core deposits	$9,097	7,212

(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended
	June 30,
(Dollars in millions)	2006	2005

PARENT
Net interest income (a)	$137	495
Fee and other income	76	221
Intersegment revenue	3	2

Total revenue (a)	216	718
Provision for credit losses	(7)	(27)
Noninterest expense	472	499
Minority interest	184	159
Income tax benefits	(312)	(134)
Tax-equivalent adjustment	30	39

Segment earnings (loss)	$(151)	182

Economic profit	$(197)	136
Risk adjusted return on capital	(3.22)%	20.84
Economic capital, average	$2,772	2,794
Cash overhead efficiency ratio (a)	129.63%	38.44
Lending commitments	$473	430
Average loans, net	22,851	11,029
Average core deposits	$4,912	4,626
FTE employees	24,077	24,988

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Six Months Ended June 30, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$5,368	406	299	1,004	137	(83)	7,131
Fee and other income	1,730	2,449	388	2,457	76	—	7,100
Intersegment revenue	96	(22)	2	(79)	3	—	—

Total revenue (a)	7,194	2,833	689	3,382	216	(83)	14,231
Provision for credit losses	157	—	2	(32)	(7)	—	120
Noninterest expense	3,427	2,239	503	1,767	472	92	8,500
Minority interest	—	—	—	—	184	1	185
Income taxes (benefits)	1,297	216	67	577	(312)	(32)	1,813
Tax-equivalent adjustment	21	1	—	31	30	(83)	—

Net income (loss)	$2,292	377	117	1,039	(151)	(61)	3,613

Economic profit	$1,771	293	83	631	(197)	—	2,581
Risk adjusted return on capital	56.25%	49.32	42.94	31.80	(3.22)	—	38.63
Economic capital, average	$7,890	1,540	522	6,116	2,772	—	18,840
Cash overhead efficiency ratio (a)	47.65%	79.05	72.96	52.26	129.63	—	57.41
Lending commitments	$121,181	250	6,285	106,105	473	—	234,294
Average loans, net	185,452	539	15,780	43,338	22,851	—	267,960
Average core deposits	$217,841	27,942	14,497	25,738	4,912	—	290,930
FTE employees	45,406	17,212	4,732	5,889	24,077	—	97,316

	Six Months Ended June 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$4,700	299	281	1,110	495	(114)	6,771
Fee and other income	1,372	2,273	338	1,768	221	—	5,972
Intersegment revenue	92	(23)	3	(74)	2	—	—

Total revenue (a)	6,164	2,549	622	2,804	718	(114)	12,743
Provision for credit losses	125	—	(1)	(11)	(27)	—	86
Noninterest expense	3,054	2,087	425	1,444	499	151	7,660
Minority interest	—	—	—	—	159	(24)	135
Income taxes (benefits)	1,076	169	73	455	(134)	(48)	1,591
Tax-equivalent adjustment	20	—	—	55	39	(114)	—

Net income	$1,889	293	125	861	182	(79)	3,271

Economic profit	$1,423	214	92	520	136	—	2,385
Risk adjusted return on capital	51.89%	40.71	50.88	30.96	20.84	—	39.32
Economic capital, average	$7,019	1,450	468	5,252	2,794	—	16,983
Cash overhead efficiency ratio (a)	49.56%	81.86	68.29	51.50	38.44	—	56.67
Lending commitments	$102,768	176	5,154	88,365	430	—	196,893
Average loans, net	160,763	333	13,248	37,163	11,029	—	222,536
Average core deposits	$203,809	29,930	13,182	21,681	4,626	—	273,228
FTE employees	41,259	17,444	4,849	4,845	24,988	—	93,385

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Table 6
NET TRADING REVENUE — INVESTMENT BANKING (a)

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$61	56	126	107	92
Trading accounts profits (losses)	156	208	(51)	135	44
Other fee income	70	104	88	67	74

Total net trading revenue (Tax-equivalent)	$287	368	163	309	210

(a)	Certain amounts presented in periods prior to the second quarter of 2006 have been reclassified to conform to the presentation in the second quarter of 2006.
Table 7
SELECTED RATIOS

	Six Months Ended
	June 30,			2006		2005
				Second	First	Fourth	Third	Second
	2006		2005	Quarter	Quarter	Quarter	Quarter	Quarter

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.99	X	10.64	11.08	10.90	11.21	10.81	10.68
Return on assets	1.37%		1.31	1.39	1.34	1.30	1.29	1.31
Return on common stockholders’ equity	15.02		13.98	15.41	14.62	14.60	13.95	14.04
Return on total stockholders’ equity	15.02%		13.98	15.41	14.62	14.60	13.95	14.04

DIVIDEND PAYOUT RATIOS
Common shares	45.13%		44.88	43.59	46.79	46.79	48.11	44.23

(a)	Based on average balances and net income.
Table 8
TRADING ACCOUNT ASSETS AND LIABILITIES

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TRADING ACCOUNT ASSETS
U.S. Treasury	$2,176	938	1,293	1,120	2,815
U.S. Government agencies	2,319	1,990	2,154	2,692	2,882
State, county and municipal	1,077	1,449	2,180	1,998	1,874
Mortgage-backed securities	1,280	2,580	2,582	4,470	5,112
Other asset-backed securities	11,505	5,923	7,486	9,360	8,523
Corporate bonds and debentures	5,475	5,578	4,932	5,598	5,604
Equity securities	4,828	4,864	5,665	5,657	5,297
Derivative financial instruments	12,002	10,990	10,010	11,144	11,110
Sundry	5,890	5,073	6,402	7,607	3,302

Total trading account assets	$46,552	39,385	42,704	49,646	46,519

TRADING ACCOUNT LIABILITIES
Securities sold short	8,182	8,418	8,790	9,914	9,953
Derivative financial instruments	10,227	9,428	8,808	9,901	9,874

Total trading account liabilities	$18,409	17,846	17,598	19,815	19,827

Table 9
LOANS — ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$91,737	89,138	87,327	83,241	80,528
Real estate — construction and other	15,329	14,483	13,972	13,653	13,216
Real estate — mortgage	19,745	20,066	19,966	19,864	19,724
Lease financing	25,194	25,238	25,368	25,022	24,836
Foreign	11,680	11,535	10,221	8,888	7,549

Total commercial	163,685	160,460	156,854	150,668	145,853

CONSUMER
Real estate secured	98,420	98,898	94,748	80,128	76,213
Student loans	9,139	10,555	9,922	11,458	10,828
Installment loans	20,508	20,189	6,751	6,745	6,783

Total consumer	128,067	129,642	111,421	98,331	93,824

Total loans	291,752	290,102	268,275	248,999	239,677
Unearned income	8,836	9,170	9,260	9,266	9,390

Loans, net (On-balance sheet)	$282,916	280,932	259,015	239,733	230,287

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio	$163,685	160,460	156,854	150,668	145,853
Securitized loans — off-balance sheet	250	1,191	1,227	1,263	1,293
Loans held for sale	3,602	3,588	3,860	4,039	1,783

Total commercial	167,537	165,239	161,941	155,970	148,929

CONSUMER
Real estate secured
On-balance sheet loan portfolio	98,420	98,898	94,748	80,128	76,213
Securitized loans — off-balance sheet	6,833	7,598	8,438	9,255	10,199
Securitized loans included in securities	6,878	4,628	4,817	4,218	4,426
Loans held for sale	3,843	3,679	2,296	12,660	11,923

Total real estate secured	115,974	114,803	110,299	106,261	102,761

Student
On-balance sheet loan portfolio	9,139	10,555	9,922	11,458	10,828
Securitized loans — off-balance sheet	3,353	1,866	2,000	341	382
Securitized loans included in securities	52	52	52	—	—
Loans held for sale	—	—	—	—	16

Total student	12,544	12,473	11,974	11,799	11,226

Installment
On-balance sheet loan portfolio	20,508	20,189	6,751	6,745	6,783
Securitized loans — off-balance sheet	3,809	3,297	3,392	2,228	2,662
Securitized loans included in securities	181	193	206	146	163
Loans held for sale	305	592	249	1,339	809

Total installment	24,803	24,271	10,598	10,458	10,417

Total consumer	153,321	151,547	132,871	128,518	124,404

Total managed portfolio	$320,858	316,786	294,812	284,488	273,333

SERVICING PORTFOLIO (b)
Commercial	$212,500	192,367	173,428	158,650	152,923
Consumer	$58,082	58,697	56,741	55,813	51,954

(a)	The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.

(b)	The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 10
LOANS HELD FOR SALE

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Core business activity, beginning of period (a)	$7,846	6,388	18,014	14,447	13,715
Balance of acquired entities at purchase date	—	—	873	—	—
Originations/purchases	13,870	13,068	13,704	15,157	10,577
Transfer to (from) loans held for sale, net	(238)	(70)	(12,060)	(562)	(583)
Lower of cost or market value adjustments	—	—	—	—	(1)
Performing loans sold or securitized	(13,357)	(11,397)	(11,444)	(8,604)	(6,999)
Other, principally payments	(381)	(143)	(2,699)	(2,424)	(2,262)

Core business activity, end of period	7,740	7,846	6,388	18,014	14,447
Portfolio management activity, end of period (a)	10	13	17	24	84

Total loans held for sale (b)	$7,750	7,859	6,405	18,038	14,531

(a)	Core business activity means we originate loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.

(b)	Nonperforming assets included in loans held for sale at June 30, and March 31, 2006, and at December 31, September 30, and June 30, 2005, were $23 million, $24 million, $32 million, $59 million and $111 million, respectively.

Table 11
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR LOAN LOSSES (a)
Balance, beginning of period	$3,036	2,724	2,719	2,718	2,732
Provision for credit losses	49	59	72	74	48
Provision for credit losses relating to loans transferred to loans held for sale or sold	5	—	5	12	—
Balance of acquired entities at purchase date	—	300	—	—	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(18)	12	(21)	(26)	(11)
Net charge-offs	(51)	(59)	(51)	(59)	(51)

Balance, end of period	$3,021	3,036	2,724	2,719	2,718

as a % of loans, net	1.07%	1.08	1.05	1.13	1.18

as a % of nonaccrual and restructured loans (b)	488%	452	439	347	332

as a % of nonperforming assets (b)	421%	389	378	303	284

LOAN LOSSES
Commercial, financial and agricultural	$32	27	52	43	35
Commercial real estate — construction and mortgage	3	7	12	9	—
Consumer	116	69	65	71	75

Total loan losses	151	103	129	123	110

LOAN RECOVERIES
Commercial, financial and agricultural	54	16	50	35	25
Commercial real estate — construction and mortgage	1	—	3	2	1
Consumer	45	28	25	27	33

Total loan recoveries	100	44	78	64	59

Net charge-offs	$51	59	51	59	51

Commercial loan net charge-offs as % of average commercial loans, net (c)	(0.06)%	0.05	0.03	0.05	0.03
Consumer loan net charge-offs as % of average consumer loans, net (c)	0.23	0.14	0.16	0.18	0.18
Total net charge-offs as % of average loans, net (c)	0.08%	0.09	0.09	0.10	0.09

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$299	342	307	445	497
Commercial real estate — construction and mortgage	88	84	85	120	88
Consumer real estate secured	226	240	221	209	221
Installment loans	6	6	7	10	13

Total nonaccrual loans	619	672	620	784	819
Foreclosed properties (d)	99	108	100	112	138

Total nonperforming assets	$718	780	720	896	957

Nonperforming loans included in loans held for sale (e)	$23	24	32	59	111
Nonperforming assets included in loans and in loans held for sale	$741	804	752	955	1,068

as % of loans, net, and foreclosed properties (b)	0.25%	0.28	0.28	0.37	0.42

as % of loans, net, foreclosed properties and loans held for sale (e)	0.25%	0.28	0.28	0.37	0.44

Accruing loans past due 90 days	$624	610	625	525	521

(a)	See Table 12 for information related to the reserve for unfunded lending commitments.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

(c)	Annualized.

(d)	Restructured loans are not significant.

(e)	These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Table 12
RESERVE FOR UNFUNDED LENDING COMMITMENTS

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of period	$160	158	154	158	156
Provision for credit losses	5	2	4	(4)	2

Balance, end of period	$165	160	158	154	158

Table 13
NONACCRUAL LOAN ACTIVITY (a)

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$672	620	784	819	910

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	426	392	565	585	658

New nonaccrual loans and advances	188	147	117	229	195
Gross charge-offs	(35)	(34)	(64)	(52)	(35)
Transfers to other real estate owned	(1)	—	(1)	(1)	(25)
Sales	(32)	(2)	(91)	(93)	(83)
Other, principally payments	(159)	(77)	(134)	(103)	(125)

Net commercial nonaccrual loan activity	(39)	34	(173)	(20)	(73)

Commercial nonaccrual loans, end of period	387	426	392	565	585

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	246	228	219	234	252

New nonaccrual loans, advances and other, net	(14)	18	(5)	(15)	(18)
Transfers from loans held for sale	—	—	15	—	—
Sales and securitizations	—	—	(1)	—	—

Net consumer nonaccrual loan activity	(14)	18	9	(15)	(18)

Consumer nonaccrual loans, end of period	232	246	228	219	234

Balance, end of period	$619	672	620	784	819

(a)	Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 14
GOODWILL AND OTHER INTANGIBLE ASSETS

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Goodwill	$23,550	23,443	21,807	21,857	21,861
Deposit base	631	691	705	779	861
Customer relationships	714	742	413	416	427
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$24,985	24,966	23,015	23,142	23,239

	Six Months Ended June 30, 2006
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2005	$123	9	3	135
Purchase accounting adjustments	—	—	—	—
Cash payments	(36)	—	(1)	(37)
Noncash write-downs	—	(6)	—	(6)

Balance, June 30, 2006	$87	3	2	92

Table 15
DEPOSITS

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE DEPOSITS
Noninterest-bearing	$66,388	67,365	67,487	68,402	63,079
Savings and NOW accounts	77,297	80,773	81,536	78,013	79,957
Money market accounts	98,426	100,078	100,220	98,838	92,869
Other consumer time	50,132	47,876	44,319	42,479	39,376

Total core deposits	292,243	296,092	293,562	287,732	275,281
OTHER DEPOSITS
Foreign	20,326	19,157	18,041	15,736	15,029
Other time	15,045	13,315	13,291	16,971	9,600

Total deposits	$327,614	328,564	324,894	320,439	299,910

Table 16
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

June 30, 2006
(In millions)

MATURITY OF
3 months or less	$5,790
Over 3 months through 6 months	4,630
Over 6 months through 12 months	6,977
Over 12 months	6,726

Total time deposits in amounts of $100,000 or more	$24,123

Table 17
LONG-TERM DEBT

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
3.50% to 6.625%, due 2006 to 2020	$6,366	6,352	5,724	5,724	7,575
Floating rate, due 2006 to 2012	9,249	9,249	8,449	7,149	7,149
Equity-linked, due 2006 to 2012	590	444	343	168	128
Subordinated notes
5.80%, income trust securities, due 2042	2,501	2,501	—	—	—
4.875% to 7.50%, due 2006 to 2035	5,491	5,489	5,784	5,787	5,738
6.30%, Putable/Callable, due 2028	200	200	200	200	200
6.605%, due 2025	250	250	250	250	250
Floating rate, due 2015	600	600	600	—	—
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035	795	795	796	795	795
Hedge-related basis adjustments	(310)	(103)	111	97	405

Total notes and debentures issued by the Parent Company	25,732	25,777	22,257	20,170	22,240

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	15,996	9,619	6,235	4,386	4,922
Subordinated notes
Bank, 4.75% to 9.625%, due 2006 to 2036	8,334	8,336	6,549	6,549	6,849
Floating rate, due 2013	417	417	417	417	417
7.80% to 7.95%, due 2006 to 2007	250	250	250	250	250
6.75%, due 2006	200	200	200	200	200

Total notes issued by subsidiaries	25,197	18,822	13,651	11,802	12,638

OTHER DEBT
Junior subordinated debentures, floating rate, due 2026 to 2029	3,112	3,114	3,114	3,106	3,106
Auto secured financing, due 2006 to 2013	9,571	11,138	—	—	—
Collateralized notes, floating rate, due 2007 to 2011	4,420	4,420	4,420	4,420	4,420
Advances from the Federal Home Loan Bank	2,517	2,519	2,519	4,145	4,970
Preferred units issued by subsidiaries	2,352	2,352	2,352	852	322
Capitalized leases	38	38	39	737	740
Mortgage notes and other debt of subsidiaries	1,826	2,072	706	525	324
Hedge-related basis adjustments	(138)	(34)	(87)	89	246

Total other debt	23,698	25,619	13,063	13,874	14,128

Total long-term debt	$74,627	70,218	48,971	45,846	49,006

Table 18
CHANGES IN STOCKHOLDERS’ EQUITY

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period, as reported	$49,789	47,561	46,757	47,904	46,467
Cumulative effect of an accounting change, net of income taxes	—	41	—	—	—

Balance, beginning of period	49,789	47,602	46,757	47,904	46,467

Comprehensive income
Net income	1,885	1,728	1,707	1,665	1,650
Minimum pension liability	—	—	(19)	—	—
Net unrealized gain (loss) on debt and equity securities	(943)	(792)	(397)	(848)	607
Net unrealized gain (loss) on derivative financial instruments	16	(23)	(29)	(9)	5

Total comprehensive income	958	913	1,262	808	2,262
Purchases of common stock	(1,462)	(2,108)	(42)	(1,305)	(247)
Common stock issued for
Stock options and restricted stock	209	455	299	73	234
Acquisitions	97	3,868	—	3	—
Deferred compensation, net	96	(119)	79	67	(87)
Cash dividends on common shares	(815)	(822)	(794)	(793)	(725)

Balance, end of period	$48,872	49,789	47,561	46,757	47,904

Table 19
CAPITAL RATIOS

	2006		2005
	Second	First	Fourth	Third	Second
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$33,910	34,013	30,308	28,993	29,176
Total capital	49,592	49,510	43,709	42,183	41,791
Adjusted risk-weighted assets	434,390	432,215	404,068	390,843	371,511
Adjusted leverage ratio assets	$516,500	495,531	495,601	486,865	478,524
Ratios
Tier 1 capital	7.81%	7.87	7.50	7.42	7.85
Total capital	11.42	11.45	10.82	10.79	11.25
Leverage	6.57	6.86	6.12	5.96	6.10
STOCKHOLDERS’ EQUITY TO ASSETS
Quarter-end	8.83	9.19	9.13	8.78	9.36
Average	9.03%	9.18	8.92	9.25	9.36

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.93%	7.71	7.45	7.55	7.95
Wachovia Bank of Delaware, National Association	15.64	15.02	14.07	13.59	14.09
Total capital
Wachovia Bank, National Association	11.47	11.25	10.70	11.07	11.79
Wachovia Bank of Delaware, National Association	17.72	17.16	16.27	15.67	16.43
Leverage
Wachovia Bank, National Association	6.66	6.89	6.26	6.27	6.40
Wachovia Bank of Delaware, National Association	11.52%	11.60	10.52	11.48	11.83

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	SECOND QUARTER 2006			FIRST QUARTER 2006
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,027	25	5.04%	$2,872	31	4.31%
Federal funds sold and securities purchased under resale agreements	17,628	209	4.75	19,657	209	4.31
Trading account assets (a)	29,252	393	5.37	27,240	344	5.08
Securities (a)	124,102	1,668	5.38	117,944	1,557	5.28
Loans (a) (b)
Commercial
Commercial, financial and agricultural	90,259	1,555	6.92	87,784	1,411	6.51
Real estate — construction and other	14,946	277	7.43	14,184	243	6.95
Real estate — mortgage	20,118	369	7.36	20,166	350	7.04
Lease financing	9,895	175	7.08	10,050	171	6.81
Foreign	11,123	142	5.10	10,285	118	4.67

Total commercial	146,341	2,518	6.90	142,469	2,293	6.52

Consumer
Real estate secured	97,377	1,584	6.51	96,082	1,514	6.31
Student loans	10,842	170	6.30	10,589	157	6.00
Installment loans	20,705	482	9.33	11,434	242	8.57

Total consumer	128,924	2,236	6.95	118,105	1,913	6.50

Total loans	275,265	4,754	6.92	260,574	4,206	6.51

Loans held for sale	9,320	165	7.11	8,274	128	6.24
Other earning assets	5,638	99	7.00	5,966	118	8.04

Total earning assets excluding derivatives	463,232	7,313	6.32	442,527	6,593	6.00
Risk management derivatives (c)	—	125	0.11	—	163	0.15

Total earning assets including derivatives	463,232	7,438	6.43	442,527	6,756	6.15

Cash and due from banks	12,055			12,762
Other assets	68,325			66,920

Total assets	$543,612			$522,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	78,539	332	1.70	79,783	304	1.54
Money market accounts	99,212	764	3.09	99,632	670	2.73
Other consumer time	48,389	465	3.85	46,309	407	3.57
Foreign	21,031	234	4.47	19,330	187	3.92
Other time	15,269	197	5.16	13,286	153	4.67

Total interest-bearing deposits	262,440	1,992	3.04	258,340	1,721	2.70
Federal funds purchased and securities sold under repurchase agreements	48,732	543	4.47	50,087	503	4.07
Commercial paper	4,659	51	4.45	4,193	41	3.93
Securities sold short	9,255	74	3.21	8,520	63	3.01
Other short-term borrowings	6,423	36	2.24	7,214	40	2.26
Long-term debt	71,725	940	5.25	56,052	697	4.99

Total interest-bearing liabilities excluding derivatives	403,234	3,636	3.62	384,406	3,065	3.23
Risk management derivatives (c)	—	127	0.12	—	152	0.16

Total interest-bearing liabilities including derivatives	403,234	3,763	3.74	384,406	3,217	3.39

Noninterest-bearing deposits	65,498			64,490
Other liabilities	25,817			25,387
Stockholders’ equity	49,063			47,926

Total liabilities and stockholders’ equity	$543,612			$522,209

Interest income and rate earned — including derivatives		$7,438	6.43%		$6,756	6.15%
Interest expense and equivalent rate paid — including derivatives		3,763	3.25		3,217	2.94

Net interest income and margin — including derivatives		$3,675	3.18%		$3,539	3.21%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

FOURTH QUARTER 2005			THIRD QUARTER 2005			SECOND QUARTER 2005
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$2,514	24	3.75%	$2,417	21	3.46%	$2,649	20	3.07%
22,647	237	4.17	24,451	216	3.50	24,676	189	3.08
34,461	482	5.59	33,720	407	4.82	31,879	377	4.73
115,557	1,506	5.21	114,902	1,461	5.08	115,006	1,469	5.11

85,155	1,326	6.17	81,488	1,184	5.77	80,213	1,084	5.42
13,803	226	6.51	13,322	201	5.96	12,885	177	5.53
20,132	333	6.57	19,684	302	6.09	20,204	288	5.71
10,153	184	7.26	9,979	178	7.15	10,252	183	7.11
9,118	97	4.23	8,164	80	3.88	7,641	68	3.55

138,361	2,166	6.22	132,637	1,945	5.82	131,195	1,800	5.50

80,984	1,236	6.10	78,088	1,166	5.97	74,799	1,072	5.74
11,235	155	5.46	11,267	144	5.07	10,995	129	4.72
6,902	127	7.32	6,968	124	7.04	6,892	115	6.75

99,121	1,518	6.11	96,323	1,434	5.94	92,686	1,316	5.69

237,482	3,684	6.17	228,960	3,379	5.87	223,881	3,116	5.58

17,646	270	6.10	16,567	244	5.90	14,024	194	5.51
8,897	155	6.92	10,329	138	5.27	10,419	125	4.84

439,204	6,358	5.77	431,346	5,866	5.42	422,534	5,490	5.20
—	184	0.16	—	231	0.21	—	265	0.26

439,204	6,542	5.93	431,346	6,097	5.63	422,534	5,755	5.46

12,770			12,277			12,389
68,408			67,944			68,438

$520,382			$511,567			$503,361

78,936	258	1.30	78,961	220	1.10	80,113	194	0.97
100,999	609	2.39	97,746	529	2.15	94,990	455	1.92
43,549	369	3.37	41,063	325	3.13	38,064	273	2.87
17,464	157	3.56	15,285	123	3.18	11,857	81	2.75
14,859	166	4.46	10,338	109	4.21	9,999	78	3.09

255,807	1,559	2.42	243,393	1,306	2.13	235,023	1,081	1.84
55,336	526	3.77	56,426	460	3.24	53,984	375	2.79
8,062	76	3.74	12,664	108	3.39	13,365	97	2.91
8,801	70	3.13	9,040	77	3.38	10,648	92	3.49
7,164	39	2.18	6,471	29	1.80	6,694	30	1.82
47,804	576	4.81	47,788	536	4.48	48,114	528	4.39

382,974	2,846	2.95	375,782	2,516	2.66	367,828	2,203	2.40
—	121	0.13	—	141	0.15	—	141	0.16

382,974	2,967	3.08	375,782	2,657	2.81	367,828	2,344	2.56

64,018			62,978			62,171
26,983			25,479			26,248
46,407			47,328			47,114

$520,382			$511,567			$503,361

	$6,542	5.93%		$6,097	5.63%		$5,755	5.46%
	2,967	2.68		2,657	2.45		2,344	2.23

	$3,575	3.25%		$3,440	3.18%		$3,411	3.23%

(c) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	SIX MONTHS ENDED			SIX MONTHS ENDED
	JUNE 30, 2006			JUNE 30, 2005
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,447	56	4.61%	$2,567	36	2.85%
Federal funds sold and securities purchased under resale agreements	18,637	418	4.52	24,475	342	2.82
Trading account assets (a)	28,252	737	5.23	33,504	779	4.66
Securities (a)	121,040	3,225	5.33	114,983	2,946	5.13
Loans (a) (b)
Commercial
Commercial, financial and agricultural	89,029	2,966	6.72	78,442	2,044	5.25
Real estate — construction and other	14,567	520	7.19	12,747	333	5.28
Real estate — mortgage	20,142	719	7.20	20,470	559	5.51
Lease financing	9,972	346	6.95	10,382	365	7.02
Foreign	10,706	260	4.89	7,418	126	3.42

Total commercial	144,416	4,811	6.71	129,459	3,427	5.33

Consumer
Real estate secured	96,733	3,098	6.41	74,729	2,109	5.65
Student loans	10,716	327	6.15	10,999	249	4.56
Installment loans	16,095	724	9.06	7,349	237	6.52

Total consumer	123,544	4,149	6.74	93,077	2,595	5.59

Total loans	267,960	8,960	6.72	222,536	6,022	5.44

Loans held for sale	8,800	293	6.70	13,450	360	5.35
Other earning assets	5,801	217	7.53	10,279	240	4.71

Total earning assets excluding derivatives	452,937	13,906	6.17	421,794	10,725	5.11
Risk management derivatives (c)	—	288	0.12	—	544	0.26

Total earning assets including derivatives	452,937	14,194	6.29	421,794	11,269	5.37

Cash and due from banks	12,406			12,524
Other assets	67,627			67,613

Total assets	$532,970			$501,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	79,158	636	1.62	80,589	355	0.89
Money market accounts	99,421	1,434	2.91	94,238	812	1.74
Other consumer time	47,354	872	3.71	37,040	512	2.79
Foreign	20,186	421	4.21	11,429	142	2.51
Other time	14,282	350	4.93	11,284	161	2.86

Total interest-bearing deposits	260,401	3,713	2.88	234,580	1,982	1.70
Federal funds purchased and securities sold under repurchase agreements	49,406	1,046	4.27	52,697	687	2.63
Commercial paper	4,427	92	4.20	13,458	179	2.68
Securities sold short	8,889	137	3.12	11,659	194	3.36
Other short-term borrowings	6,817	76	2.25	6,532	56	1.73
Long-term debt	63,932	1,637	5.13	47,752	1,021	4.28

Total interest-bearing liabilities excluding derivatives	393,872	6,701	3.43	366,678	4,119	2.26
Risk management derivatives (c)	—	279	0.14	—	265	0.15

Total interest-bearing liabilities including derivatives	393,872	6,980	3.57	366,678	4,384	2.41

Noninterest-bearing deposits	64,997			61,361
Other liabilities	25,603			26,720
Stockholders’ equity	48,498			47,172

Total liabilities and stockholders’ equity	$532,970			$501,931

Interest income and rate earned — including derivatives		$14,194	6.29%		$11,269	5.37%
Interest expense and equivalent rate paid — including derivatives		6,980	3.10		4,384	2.10

Net interest income and margin — including derivatives		$7,214	3.19%		$6,885	3.27%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

(c)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2006		2005
	Second	First	Fourth	Third	Second
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

ASSETS
Cash and due from banks	$12,761	12,668	15,072	12,976	12,464
Interest-bearing bank balances	2,244	1,563	2,638	2,492	2,852
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $11,657 at June 30, 2006, $3,341 repledged)	17,223	18,807	19,915	27,083	22,528

Total cash and cash equivalents	32,228	33,038	37,625	42,551	37,844

Trading account assets	46,552	39,385	42,704	49,646	46,519
Securities	120,453	118,818	114,889	117,195	117,906
Loans, net of unearned income	282,916	280,932	259,015	239,733	230,287
Allowance for loan losses	(3,021)	(3,036)	(2,724)	(2,719)	(2,718)

Loans, net	279,895	277,896	256,291	237,014	227,569

Loans held for sale	7,750	7,859	6,405	18,038	14,531
Premises and equipment	5,322	5,194	4,910	5,352	5,354
Due from customers on acceptances	1,010	968	824	882	826
Goodwill	23,550	23,443	21,807	21,857	21,861
Other intangible assets	1,435	1,523	1,208	1,285	1,378
Other assets	35,419	33,718	34,092	38,561	38,052

Total assets	$553,614	541,842	520,755	532,381	511,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	66,388	67,365	67,487	68,402	63,079
Interest-bearing deposits	261,226	261,199	257,407	252,037	236,831

Total deposits	327,614	328,564	324,894	320,439	299,910
Short-term borrowings	62,787	55,390	61,953	78,184	75,726
Bank acceptances outstanding	1,021	985	892	932	859
Trading account liabilities	18,409	17,846	17,598	19,815	19,827
Other liabilities	17,305	16,070	15,986	16,504	15,750
Long-term debt	74,627	70,218	48,971	45,846	49,006

Total liabilities	501,763	489,073	470,294	481,720	461,078

Minority interest in net assets of consolidated subsidiaries	2,979	2,980	2,900	3,904	2,858

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at June 30, 2006	—	—	—	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—	—	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.589 billion shares at June 30, 2006	5,298	5,362	5,189	5,178	5,258
Paid-in capital	34,086	34,291	31,172	30,821	31,038
Retained earnings	12,003	11,724	11,973	11,086	11,079
Accumulated other comprehensive income, net	(2,515)	(1,588)	(773)	(328)	529

Total stockholders’ equity	48,872	49,789	47,561	46,757	47,904

Total liabilities and stockholders’ equity	$553,614	541,842	520,755	532,381	511,840

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	2006		2005
	Second	First	Fourth	Third	Second
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

INTEREST INCOME
Interest and fees on loans	$4,823	4,321	3,846	3,588	3,362
Interest and dividends on securities	1,685	1,565	1,486	1,434	1,437
Trading account interest	387	325	462	387	354
Other interest income	509	496	696	635	549

Total interest income	7,404	6,707	6,490	6,044	5,702

INTEREST EXPENSE
Interest on deposits	2,035	1,779	1,618	1,408	1,221
Interest on short-term borrowings	755	718	764	742	670
Interest on long-term debt	973	720	585	507	453

Total interest expense	3,763	3,217	2,967	2,657	2,344

Net interest income	3,641	3,490	3,523	3,387	3,358
Provision for credit losses	59	61	81	82	50

Net interest income after provision for credit losses	3,582	3,429	3,442	3,305	3,308

FEE AND OTHER INCOME
Service charges	622	574	555	555	528
Other banking fees	449	428	400	385	355
Commissions (a)	588	623	573	598	585
Fiduciary and asset management fees (a)	808	761	790	749	746
Advisory, underwriting and other investment banking fees	318	302	325	294	257
Trading account profits (losses)	164	219	(31)	160	49
Principal investing	189	103	135	166	41
Securities gains (losses)	25	(48)	(74)	29	136
Other income	420	555	316	322	280

Total fee and other income	3,583	3,517	2,989	3,258	2,977

NONINTEREST EXPENSE
Salaries and employee benefits	2,652	2,697	2,470	2,476	2,324
Occupancy	291	275	283	260	271
Equipment	299	280	277	276	269
Advertising	56	47	51	50	48
Communications and supplies	162	167	155	158	158
Professional and consulting fees	184	167	213	167	155
Other intangible amortization	98	92	93	101	107
Merger-related and restructuring expenses	24	68	58	83	90
Sundry expense	495	446	583	433	366

Total noninterest expense	4,261	4,239	4,183	4,004	3,788

Minority interest in income of consolidated subsidiaries	90	95	103	104	71

Income from continuing operations before income taxes	2,814	2,612	2,145	2,455	2,426
Income taxes	929	884	652	790	776

Income from continuing operations	1,885	1,728	1,493	1,665	1,650
Discontinued operations, net of income taxes	—	—	214	—	—

Net income	$1,885	1,728	1,707	1,665	1,650

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.19	1.11	0.97	1.07	1.05
Net income	1.19	1.11	1.11	1.07	1.05
Diluted earnings
Income from continuing operations	1.17	1.09	0.95	1.06	1.04
Net income	1.17	1.09	1.09	1.06	1.04
Cash dividends	$0.51	0.51	0.51	0.51	0.46
AVERAGE COMMON SHARES
Basic	1,585	1,555	1,541	1,549	1,564
Diluted	1,613	1,586	1,570	1,575	1,591

(a)	Amounts presented prior to the second quarter of 2006 have been reclassified to conform to the presentation in the second quarter of 2006.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
(In millions, except per share data)	2006	2005

ASSETS
Cash and due from banks	$12,761	15,072
Interest-bearing bank balances	2,244	2,638
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $11,657 at June 30, 2006, $3,341 repledged)	17,223	19,915

Total cash and cash equivalents	32,228	37,625

Trading account assets	46,552	42,704
Securities	120,453	114,889
Loans, net of unearned income	282,916	259,015
Allowance for loan losses	(3,021)	(2,724)

Loans, net	279,895	256,291

Loans held for sale	7,750	6,405
Premises and equipment	5,322	4,910
Due from customers on acceptances	1,010	824
Goodwill	23,550	21,807
Other intangible assets	1,435	1,208
Other assets	35,419	34,092

Total assets	$553,614	520,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	66,388	67,487
Interest-bearing deposits	261,226	257,407

Total deposits	327,614	324,894
Short-term borrowings	62,787	61,953
Bank acceptances outstanding	1,021	892
Trading account liabilities	18,409	17,598
Other liabilities	17,305	15,986
Long-term debt	74,627	48,971

Total liabilities	501,763	470,294

Minority interest in net assets of consolidated subsidiaries	2,979	2,900

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at June 30, 2006	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.589 billion shares at June 30, 2006	5,298	5,189
Paid-in capital	34,086	31,172
Retained earnings	12,003	11,973
Accumulated other comprehensive income, net	(2,515)	(773)

Total stockholders’ equity	48,872	47,561

Total liabilities and stockholders’ equity	$553,614	520,755

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2006	2005	2006	2005

INTEREST INCOME
Interest and fees on loans	$4,823	3,362	9,144	6,536
Interest and dividends on securities	1,685	1,437	3,250	2,863
Trading account interest	387	354	712	732
Other interest income	509	549	1,005	1,024

Total interest income	7,404	5,702	14,111	11,155

INTEREST EXPENSE
Interest on deposits	2,035	1,221	3,814	2,271
Interest on short-term borrowings	755	670	1,473	1,271
Interest on long-term debt	973	453	1,693	842

Total interest expense	3,763	2,344	6,980	4,384

Net interest income	3,641	3,358	7,131	6,771
Provision for credit losses	59	50	120	86

Net interest income after provision for credit losses	3,582	3,308	7,011	6,685

FEE AND OTHER INCOME
Service charges	622	528	1,196	1,041
Other banking fees	449	355	877	706
Commissions	588	585	1,211	1,172
Fiduciary and asset management fees	808	746	1,569	1,472
Advisory, underwriting and other investment banking fees	318	257	620	490
Trading account profits	164	49	383	157
Principal investing	189	41	292	100
Securities gains (losses)	25	136	(23)	134
Other income	420	280	975	700

Total fee and other income	3,583	2,977	7,100	5,972

NONINTEREST EXPENSE
Salaries and employee benefits	2,652	2,324	5,349	4,725
Occupancy	291	271	566	521
Equipment	299	269	579	534
Advertising	56	48	103	92
Communications and supplies	162	158	329	320
Professional and consulting fees	184	155	351	282
Other intangible amortization	98	107	190	222
Merger-related and restructuring expenses	24	90	92	151
Sundry expense	495	366	941	813

Total noninterest expense	4,261	3,788	8,500	7,660

Minority interest in income of consolidated subsidiaries	90	71	185	135

Income before income taxes	2,814	2,426	5,426	4,862
Income taxes	929	776	1,813	1,591

Net income	$1,885	1,650	3,613	3,271

PER COMMON SHARE DATA
Basic earnings	$1.19	1.05	2.30	2.09
Diluted earnings	1.17	1.04	2.26	2.05
Cash dividends	$0.51	0.46	1.02	0.92
AVERAGE COMMON SHARES
Basic	1,585	1,564	1,570	1,567
Diluted	1,613	1,591	1,599	1,597

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2006	2005

OPERATING ACTIVITIES
Net income	$3,613	3,271
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	1	128
Provision for credit losses	120	86
Gain on securitization transactions	(112)	(99)
Gain on sale of mortgage servicing rights	(12)	(12)
Securities transactions	23	(134)
Depreciation and other amortization	834	727
Trading account assets, net	(3,848)	(587)
Loss on sales of premises and equipment	12	61
Contribution to qualified pension plan	—	(330)
Loans held for sale, net	(1,679)	(1,645)
Other assets, net	31	(554)
Trading account liabilities, net	811	(1,882)
Other liabilities, net	1,552	(167)

Net cash provided (used) by operating activities	1,346	(1,137)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	15,144	24,000
Maturities of securities	9,172	18,762
Purchases of securities	(27,517)	(50,198)
Origination of loans, net	(12,507)	(6,530)
Sales of premises and equipment	113	35
Purchases of premises and equipment	(858)	(519)
Goodwill and other intangible assets	(99)	(327)
Purchase of bank-owned separate account life insurance	(339)	(1,624)
Cash equivalent acquired, net of purchases of banking operations	997	18

Net cash used by investing activities	(15,894)	(16,383)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	479	4,857
Securities sold under repurchase agreements and other short-term borrowings, net	834	12,320
Issuances of long-term debt	17,974	4,261
Payments of long-term debt	(5,291)	(2,014)
Issuances of common stock, net	362	147
Purchases of common stock	(3,570)	(1,346)
Cash dividends paid	(1,637)	(1,452)

Net cash provided by financing activities	9,151	16,773

Decrease in cash and cash equivalents	(5,397)	(747)
Cash and cash equivalents, beginning of year	37,625	38,591

Cash and cash equivalents, end of period	$32,228	37,844

NONCASH ITEMS
Transfer to securities from loans	$2,422	51
Transfer to securities from loans held for sale	52	87
Transfer to loans from loans held for sale	308	15
Cumulative effect of an accounting change, net of income taxes	41	—
Issuance of common stock for purchase accounting acquisitions	$3,965	—

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
GENERAL
     Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
     The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, the unaudited condensed consolidated financial statements do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements for all periods presented. The financial position and result of operations as of and for the six months ended June 30, 2006, are not necessarily indicative of the results of operations that may be expected in the future. Please refer to the Company’s 2005 Annual Report on Form 10-K for additional information related to the Company’s audited consolidated financial statements for the three years ended December 31, 2005, including the related notes to consolidated financial statements.
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.
BUSINESS COMBINATIONS
     On May 8, 2006, the Company announced the signing of a definitive merger agreement with Golden West Financial Corporation. The acquisition of this California-based retail banking and mortgage lending franchise is expected to be completed in the fourth quarter of 2006. The terms of this agreement provide for the right of each Golden West shareholder to receive (A) a number of shares of Wachovia common stock equal to the product of (i) 1.365 times (ii) 77 percent times (iii) the number of shares of Golden West common stock held by such holder of record, and (B) an amount in cash equal to the product of (i) $81.07 times (ii) 23 percent times (iii) the number of shares of Golden West common stock held by such holder of record, based on the number of shares of Golden West common stock held by such holder on the record date. Based on the Company’s weighted average of the closing prices for a period two trading days before the announcement of the merger and two trading days after the merger announcement of $55.69 (which includes the day of announcement), the transaction is valued at $24.3 billion.
     On September 12, 2005, the Company announced the signing of a definitive merger agreement with Westcorp and WFS Financial Inc (“WFS”) the common stock of which 84 percent was owned by Westcorp and 16 percent was held by the public. The acquisition of this California-based auto loan originator business was completed on March 1, 2006. The terms of this transaction called for the Company to exchange 1.2749 shares of its common stock for each share of Westcorp common stock and 1.4661 shares of its common stock for each share of WFS common stock. Based on the Company’s weighted average of the closing prices for a period two trading days before the announcement of the merger and two trading days after the merger announcement of $49.60 (which includes the day of announcement), the transaction is valued at $3.8 billion. As of June 30, 2006, the Company has recorded fair value and exit cost purchase accounting adjustments of $336 million along with dealer relationship and deposit base intangibles of $405 million. Based on Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in preliminary goodwill of $1.5 billion. The Westcorp March 1, 2006, allowance for loan losses recorded by the Company excluded Westcorp’s allowance for loan losses related to nonperforming loans.
PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The components of the retirement benefit costs included in salaries and employee benefits for the six months ended June 30, 2006 and 2005, are presented below.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
(In millions)	2006	2005	2006	2005	2006	2005

RETIREMENT BENEFIT COSTS
Service cost	$94	89	2	2	2	2
Interest cost	126	121	13	13	23	26
Expected return on plan assets	(213)	(207)	—	—	(1)	(1)
Amortization of prior service cost	(13)	(13)	1	—	(4)	(4)
Amortization of actuarial losses	69	44	6	5	3	3
Special and/or contractual termination benefits	—	—	14	—	—	—

Net retirement benefit costs	$63	34	36	20	23	26

     With respect to the Qualified Pension, the Company estimates there will be no minimum required contribution in 2006 and that the maximum allowed contribution will be approximately $450 million. Additionally, the Company’s practice is to contribute annually to each of the Nonqualified Pension and Other Postretirement Benefits an amount equal to the benefit payments made during the year less any retiree contributions received during the year.
RECLASSIFICATIONS
     Certain amounts in 2005 were reclassified to conform with the presentation in 2006. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations. Changes in fair value of certain derivatives held for other-than-trading purposes, which are economic hedges not designated and accounted for as accounting hedges, are now presented in other income. Previously, for these certain derivatives, the changes in fair value were included in trading account profits. Prior period amounts have been reclassified to be consistent with the current period presentation.

NOTE 2: SECURITIES

	June 30, 2006
									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$811	161	135	38	1,145	—	14	1,159	2.40
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	111	6,610	73,210	8	79,939	6	3,168	83,101	7.42
Asset-backed
Residual interests from securitizations	62	603	174	31	870	250	—	620	3.71
Retained bonds from securitizations	391	2,353	175	21	2,940	31	3	2,912	2.67
Collateralized mortgage obligations	229	2,853	3,916	1,163	8,161	17	240	8,384	6.21
Commercial mortgage-backed	9	2,513	4,218	25	6,765	119	206	6,852	5.83
Other	132	478	189	—	799	3	14	810	3.16
State, county and municipal	56	641	589	2,356	3,642	183	14	3,473	14.74
Sundry	722	1,598	6,518	7,354	16,192	72	337	16,457	11.15

Total market value	$2,523	17,810	89,124	10,996	120,453	681	3,996	123,768	7.67

MARKET VALUE
Debt securities	$2,523	17,810	89,124	8,244	117,701	642	3,975	121,034
Equity securities	—	—	—	2,752	2,752	39	21	2,734

Total market value	$2,523	17,810	89,124	10,996	120,453	681	3,996	123,768

AMORTIZED COST
Debt securities	$2,505	17,677	92,507	8,345	121,034
Equity securities	—	—	—	2,734	2,734

Total amortized cost	$2,505	17,677	92,507	11,079	123,768

WEIGHTED AVERAGE YIELD
U.S. Treasury	4.81%	2.01	2.58	4.95	4.14
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	6.26	5.16	5.27	5.01	5.26
Asset-backed
Residual interests from securitizations	22.78	20.18	18.03	12.25	19.58
Retained bonds from securitizations	6.35	6.08	6.70	4.46	6.14
Collateralized mortgage obligations	4.75	4.98	5.44	5.74	5.30
Commercial mortgage-backed	5.02	7.12	5.14	5.80	5.84
Other	6.39	5.49	5.63	—	5.67
State, county and municipal	8.37	8.63	8.10	6.81	7.36
Sundry	5.28	5.03	4.53	5.30	4.97
Consolidated	5.76%	5.96	5.25	5.67	5.40

     At June 30, 2006, all securities were classified as available for sale.
     At June 30, 2006, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $60.3 billion and a market value of $58.0 billion, and an amortized cost of $18.4 billion and a market value of $17.6 billion, respectively. Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost of $4.3 billion and a market value of $4.2 billion at June 30, 2006.
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA and auto loans. At June 30, 2006, retained bonds with an amortized cost and a market value of $2.8 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $2.2 billion at June 30, 2006, had an external credit rating of AA and above.
     Securities with an aggregate amortized cost of $64.0 billion at June 30, 2006, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities of beneficial interests and the contractual maturities of all other securities are summarized in the table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At June 30, 2006, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $987 million. At June 30, 2006, there were commitments to sell securities at a cost that approximates a market value of $662 million.
     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss in securities gains (losses).
     Gross unrealized losses at June 30, 2006, are primarily caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment discussed above and does not consider them other-than-temporarily impaired.
     Gross gains and losses realized on the sale of debt securities in the six months ended June 30, 2006, were $55 million and $117 million (including $30 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $40 million and $1 million (no impairment losses), respectively.

NOTE 3: VARIABLE INTEREST ENTITIES AND SERVICING ASSETS
VARIABLE INTEREST ENTITIES
     The Company administers a multi-seller commercial paper conduit through which it arranges financing for certain customer transactions that provide customers with access to the commercial paper market. The Company provides liquidity agreements to this multi-seller conduit which is a variable interest entity (“VIE”) and the liquidity agreements are considered variable interests. The Company is not the primary beneficiary of the conduit and does not consolidate the conduit. At June 30, 2006, and December 31, 2005, the conduit administered by the Company had total assets of $10.7 billion and $9.7 billion, respectively, and the Company had a maximum exposure to losses of $19.2 billion and $19.9 billion, respectively, related to its liquidity agreements.
     The Company has an ownership interest in an investment fund that is a VIE. At June 30, 2006, this investment fund had total assets of $24.1 billion and the Company’s maximum exposure to losses was $2.7 billion.
SERVICING ASSETS
     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the relative fair value of the servicing rights on the date the loans are sold. The Company also purchases certain servicing assets. Servicing assets recorded at amortized cost are amortized in proportion to and over the estimated period of net servicing income.
     The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets,” effective January 1, 2006. SFAS 156 requires that all servicing assets and liabilities initially be recognized at fair value, rather than based on an allocated fair value amount. Additionally, SFAS 156 permits entities to choose to recognize individual classes of servicing assets at fair value on an ongoing basis, with subsequent changes in fair value recorded in earnings. The Company determined its classes of servicing assets based on the asset type being serviced along with the methods used to manage the risk inherent in the servicing assets, which includes the market inputs used to value the servicing assets. The risks inherent in these servicing assets vary based on asset class but include changes in market interest rates, prepayments, default rates and cost to service in event of default, among other factors. The Company elected to record a class of originated residential mortgage servicing assets at fair value on an ongoing basis with the adoption of SFAS 156. Accordingly, the Company has recorded a $41 million after-tax cumulative effect adjustment to beginning retained earnings, as required by SFAS 156, for the difference between the carrying amount of originated residential mortgage servicing assets and their fair value at the date of adoption. Valuation of the originated residential mortgage servicing assets recorded at fair value is estimated using discounted cash flows with prepayment speeds and discount rates as significant assumptions. At June 30, 2006, the weighted average prepayment speed assumption was 13.00 percent and the weighted average discount rate used was 11.18 percent. Valuation of the servicing assets recorded on an amortized cost basis is also estimated using discounted cash flows with key assumptions including prepayment speeds, discount rates, estimated default rates and cost to service. Servicing assets recorded at amortized cost are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, the Company stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination.
     Included in other servicing assets below are servicing assets with a carrying amount of $264 million at June 30, 2006, that are associated with the Company’s HomEq servicing business which is being divested.
     Servicing fee income in the six months ended June 30, 2006, was $232 million and is included in other banking fees on the consolidated statements of income. Changes in the fair value and amortization of servicing assets are included in other banking fees. The change in the fair value of originated residential mortgage servicing assets and the change in the carrying amount of servicing assets which are recorded at amortized cost in the six months ended June 30, 2006, follows.

	Six Months Ended June 30, 2006
	Servicing Assets
	Fair Value	Amortized Cost
		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, December 31, 2005	$195	372	400	967
Cumulative effect of an accounting change	64	—	—	64

Balance, January 1, 2006	259	372	400	1,031
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	79	133	195	407
Servicing sold or otherwise disposed of	(22)	—	—	(22)
Change in fair value due to changes in model inputs and/or assumptions	17	—	—	17
Other changes in fair value, primarily from fees earned	(33)	—	—	(33)
Amortization of servicing assets	—	(43)	(89)	(132)
Impairment	—	—	(5)	(5)
Other	6	—	(5)	1

Balance, June 30, 2006	$306	462	496	1,264

FAIR VALUE
December 31, 2005	$259	516	515	1,290
June 30, 2006	$306	614	622	1,542

NOTE 4: SHARE-BASED PAYMENTS
     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant, and have a contractual life of ten years. Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Employee stock compensation expense was $119 million in the three months ended June 30, 2006, including $91 million related to restricted stock awards and $28 million related to stock option awards. Employee stock compensation expense was $313 million in the six months ended June 30, 2006, including $198 million related to restricted stock awards and $115 million related to stock option awards. The related income tax benefit in the three and six months ended June 30, 2006, was $42 million and $110 million, respectively.
     At June 30, 2006, there was $602 million and $295 million of total unrecognized compensation costs related to restricted stock awards and stock option awards, respectively. Those costs are expected to be recognized over a weighted-average period of 1.4 years and 1.7 years, respectively. The fair value of restricted stock awards vested in the six months ended June 30, 2006, and June 30, 2005, was $255 million and $315 million, respectively. The total intrinsic value of stock option awards exercised in the six months ended June 30, 2006, and June 30, 2005, was $317 million and $182 million, respectively.
     The Company adopted the fair value method of accounting for stock options in 2002 and all awards made prior to January 1, 2002, had fully vested prior to December 31, 2005. Under this method, fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. This amount was amortized on a straight-line basis over the vesting period for all recipients. Accordingly, the primary impact to the Company from the implementation of SFAS 123 (revised) (“SFAS 123R”) “Share-Based Payments”, effective January 1, 2006, was the different treatment of awards to retirement-eligible employees, which must now be expensed in full at the date of grant, or from the date of grant to the date that an employee will become retirement-eligible, if that is before the end of the stated vesting period. Employee stock compensation expense in the three and six months ended June 30, 2006, includes $9 million and $107 million, respectively, associated with the implementation of SFAS 123R, primarily related to the impact of awards granted to employees that were retirement-eligible at the date of grant.
     At June 30, 2006, the Company had 66 million shares of common stock reserved for issuance under the stock option plans.

     The weighted average grant date fair value of options awarded under the stock option plans in the six months ended June 30, 2006, was $10.07. The more significant assumptions used in estimating the fair value of stock options include risk-free interest rates of 4.83 percent, dividend yield of 3.64 percent, volatility of the Company’s common stock of 18.87 percent, and weighted average expected lives of the stock options of 7.0 years. The Company calculated its volatility estimate from implied volatility of actively traded options on the Company’s stock with remaining maturities of two years. This represents a change from prior years, in which the Company calculated its volatility estimate based on historical volatility adjusted for significant changes in the Company’s business activities. The Company determined the estimated life using the simple average of the 10-year contractual term of the options and the vesting term (using an average of the 5-year graded vesting period). In prior years, the Company determined the estimated life based on historical share option experience.
     Stock award activity in the six months ended June 30, 2006, is presented below.

	June 30, 2006
		Weighted-
		Average
(Options and shares in thousands)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of period	133,870	$38.67
Granted	14,191	56.03
Options of acquired entities	1,619	27.89
Exercised	(14,724)	34.63
Expired	(221)	45.63
Forfeited	(988)	45.63

Options outstanding, end of period	133,747	$40.78

Options exercisable, end of period	96,361	$37.60

RESTRICTED STOCK
Unvested shares, beginning of period	14,055	$48.59
Granted	6,556	56.14
Vested	(4,783)	47.13
Forfeited	(674)	51.00

Unvested shares, end of period	15,154	$52.01

(a)	The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.
NOTE 5: COMPREHENSIVE INCOME
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Comprehensive income for the three and six months ended June 30, 2006 and 2005, is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2006	2005	2006	2005

COMPREHENSIVE INCOME
Net income	$1,885	1,650	3,613	3,271
OTHER COMPREHENSIVE INCOME
Net unrealized holding gain (loss) on securities	(943)	607	(1,735)	(179)
Net unrealized gain (loss) on cash flow hedge derivatives	16	5	(7)	(17)

Total comprehensive income	$958	2,262	1,871	3,075

NOTE 6: BUSINESS SEGMENTS (a)
     Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest in consolidated subsidiaries and a change in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s GAAP segment presentation excludes these items. Also, for segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.
     Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (“RAROC”) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results. Cost transfers are made for service provided by one segment to another. In the first six months of 2006, fee and other income in the Corporate and Investment Bank included $83 million of fees related to certain corporate underwriting and structured products activity which was eliminated in the Parent segment.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. For example, in the first quarter of 2006, the Company transferred certain customer relationships and financial advisors to Wealth Management from Capital Management relating to a new investment platform in Wealth Management and have updated information for 2005 to reflect this and other changes. The impact to segment earnings in 2005 as a result of these changes was a $37 million decrease in the General Bank, a $9 million increase in Capital Management, a $12 million decrease in Wealth Management, a $1 million decrease in the Corporate and Investment Bank, and a $41 million increase in the Parent.

	Three Months Ended June 30, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,798	208	149	501	19	(34)	3,641
Fee and other income	858	1,222	197	1,215	91	—	3,583
Intersegment revenue	51	(11)	1	(42)	1	—	—

Total revenue (b)	3,707	1,419	347	1,674	111	(34)	7,224
Provision for credit losses	95	—	2	(33)	(5)	—	59
Noninterest expense	1,756	1,111	252	879	239	24	4,261
Minority interest	—	—	—	—	89	1	90
Income taxes (benefits)	669	112	34	297	(173)	(10)	929
Tax-equivalent adjustment	10	1	—	9	14	(34)	—

Net income (loss)	$1,177	195	59	522	(53)	(15)	1,885

Economic profit	$901	154	43	299	(79)	—	1,318
Risk adjusted return on capital	54.26%	51.31	43.20	29.90	0.17	—	37.97
Economic capital, average	$8,353	1,526	528	6,351	2,853	—	19,611
Cash overhead efficiency ratio (b)	47.40%	78.33	72.60	52.53	124.03	—	57.03
Lending commitments	$121,181	250	6,285	106,105	473	—	234,294
Average loans, net	192,500	616	15,987	43,775	22,387	—	275,265
Average core deposits	$219,478	27,220	14,251	26,148	4,541	—	291,638
FTE employees	45,406	17,212	4,732	5,889	24,077	—	97,316

	Three Months Ended June 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,379	147	142	520	223	(53)	3,358
Fee and other income	688	1,136	187	789	177	—	2,977
Intersegment revenue	49	(12)	1	(40)	2	—	—

Total revenue (b)	3,116	1,271	330	1,269	402	(53)	6,335
Provision for credit losses	68	—	—	(8)	(10)	—	50
Noninterest expense	1,512	1,042	227	711	206	90	3,788
Minority interest	—	—	—	—	85	(14)	71
Income taxes (benefits)	555	83	38	184	(56)	(28)	776
Tax-equivalent adjustment	10	—	—	27	16	(53)	—

Net income	$971	146	65	355	161	(48)	1,650

Economic profit	$742	107	48	176	135	—	1,208
Risk adjusted return on capital	53.59%	40.67	50.73	24.07	30.36	—	39.30
Economic capital, average	$6,987	1,439	490	5,409	2,807	—	17,132
Cash overhead efficiency ratio (b)	48.55%	81.88	68.73	56.01	24.31	—	56.19
Lending commitments	$102,768	176	5,154	88,365	430	—	196,893
Average loans, net	161,902	344	13,621	37,815	10,199	—	223,881
Average core deposits	$205,782	29,235	13,188	22,459	4,674	—	275,338
FTE employees	41,259	17,444	4,849	4,845	24,988	—	93,385

	Six Months Ended June 30, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$5,368	406	299	1,004	137	(83)	7,131
Fee and other income	1,730	2,449	388	2,457	76	—	7,100
Intersegment revenue	96	(22)	2	(79)	3	—	—

Total revenue (b)	7,194	2,833	689	3,382	216	(83)	14,231
Provision for credit losses	157	—	2	(32)	(7)	—	120
Noninterest expense	3,427	2,239	503	1,767	472	92	8,500
Minority interest	—	—	—	—	184	1	185
Income taxes (benefits)	1,297	216	67	577	(312)	(32)	1,813
Tax-equivalent adjustment	21	1	—	31	30	(83)	—

Net income (loss)	$2,292	377	117	1,039	(151)	(61)	3,613

Economic profit	$1,771	293	83	631	(197)	—	2,581
Risk adjusted return on capital	56.25%	49.32	42.94	31.80	(3.22)	—	38.63
Economic capital, average	$7,890	1,540	522	6,116	2,772	—	18,840
Cash overhead efficiency ratio (b)	47.65%	79.05	72.96	52.26	129.63	—	57.41
Lending commitments	$121,181	250	6,285	106,105	473	—	234,294
Average loans, net	185,452	539	15,780	43,338	22,851	—	267,960
Average core deposits	$217,841	27,942	14,497	25,738	4,912	—	290,930
FTE employees	45,406	17,212	4,732	5,889	24,077	—	97,316

	Six Months Ended June 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$4,700	299	281	1,110	495	(114)	6,771
Fee and other income	1,372	2,273	338	1,768	221	—	5,972
Intersegment revenue	92	(23)	3	(74)	2	—	—

Total revenue (b)	6,164	2,549	622	2,804	718	(114)	12,743
Provision for credit losses	125	—	(1)	(11)	(27)	—	86
Noninterest expense	3,054	2,087	425	1,444	499	151	7,660
Minority interest	—	—	—	—	159	(24)	135
Income taxes (benefits)	1,076	169	73	455	(134)	(48)	1,591
Tax-equivalent adjustment	20	—	—	55	39	(114)	—

Net income	$1,889	293	125	861	182	(79)	3,271

Economic profit	$1,423	214	92	520	136	—	2,385
Risk adjusted return on capital	51.89%	40.71	50.88	30.96	20.84	—	39.32
Economic capital, average	$7,019	1,450	468	5,252	2,794	—	16,983
Cash overhead efficiency ratio (b)	49.56%	81.86	68.29	51.50	38.44	—	56.67
Lending commitments	$102,768	176	5,154	88,365	430	—	196,893
Average loans, net	160,763	333	13,248	37,163	11,029	—	222,536
Average core deposits	$203,809	29,930	13,182	21,681	4,626	—	273,228
FTE employees	41,259	17,444	4,849	4,845	24,988	—	93,385

(a)	Certain amounts presented in periods prior to the second quarter of 2006 have been reclassified to conform to the presentation in the second quarter of 2006.

(b)	Tax-equivalent.

(c)	Tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
NOTE 7: BASIC AND DILUTED EARNINGS PER COMMON SHARE
The calculation of basic and diluted earnings per common share for the three and six months ended June 30, 2006 and 2005, is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2006	2005	2006	2005

Income available to common stockholders	$1,885	1,650	3,613	3,271
Basic earnings per common share	1.19	1.05	2.30	2.09
Diluted earnings per common share	$1.17	1.04	2.26	2.05

Average common shares — basic	1,585	1,564	1,570	1,567
Common share equivalents, unvested restricted stock	28	27	29	30

Average common shares — diluted	1,613	1,591	1,599	1,597

NOTE 8: DERIVATIVES (a)
     Risk management derivative financial instruments at June 30, 2006, are presented below.

	June 30, 2006
					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES
Cash flow hedges (b)
Interest rate swaps—receive fixed	$37,279	15	(875)	(524)	(8)	3.59
Interest rate options	7,000	—	(6)	(3)	—	0.75
Forward purchase commitments	541	1	—	—	—	0.13
Fair value hedges (c)
Interest rate swaps—pay fixed	1,650	78	—	—	1	15.74
Forward sale commitments	493	—	(4)	—	3	0.05

Total asset hedges	$46,963	94	(885)	(527)	(4)	3.51

LIABILITY HEDGES
Cash flow hedges (d)
Interest rate swaps—pay fixed	29,655	702	(104)	370	1	3.68
Interest rate options	17,500	11	—	7	—	1.00
Put options on Eurodollar futures	4,000	1	—	—	1	0.25
Eurodollar futures	55,315	21	—	13	2	0.25
Fair value hedges (e)
Interest rate swaps—receive fixed	19,957	—	(637)	—	11	6.41

Total liability hedges	126,427	735	(741)	390	15	2.13

Total	$173,390	829	(1,626)	(137)	11	—

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges. The change in fair value of derivatives not accounted for as accounting hedges is recorded in the results of operations.
(b) Receive-fixed interest rate swaps with a notional amount of $37.3 billion, of which $14.7 billion are forward-starting, and with pay rates based on LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of LIBOR-indexed loans. In addition, $7.0 billion of purchased interest rate floors also hedge the variability in cash flows related to the forecasted interest rate resets of LIBOR-indexed loans when LIBOR is below the purchased floor. Forward purchase commitments of $541 million are designated as cash flow hedges of the variability of the consideration to be paid on the forecasted purchase of available for sale securities.
(c) Pay-fixed interest rate swaps with a notional amount of $1.7 billion and receive rates based on LIBOR are designated as fair value hedges of available for sale securities. Forward sale commitments of $493 million are designated as fair value hedges of warehoused mortgage loans.
(d) Derivatives with a notional amount of $95.8 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy. Of this amount, $19.0 billion are pay-fixed interest rate swaps with receive rates based on LIBOR, of which $6.0 billion are forward-starting, $55.3 billion are Eurodollar futures, $4.0 billion are purchased put options on Eurodollar futures and $17.5 billion are LIBOR-based purchased interest rate options. Pay-fixed interest rate swaps with a notional amount of $10.6 billion, of which $2.0 billion are forward starting, and with rates based on LIBOR, are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of LIBOR-indexed long-term debt.
(e) Receive-fixed interest rate swaps with a notional amount of $20.0 billion and with pay rates based on LIBOR are designated as fair value hedges of fixed rate liabilities, primarily long-term debt.
(f) Represents the fair value of derivative financial instruments less accrued amounts receivable or payable.
(g) At June 30, 2006, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $385 million, net of income taxes. Of this net of tax amount, a $137 million loss represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $248 million loss relates to terminated and/or redesignated derivatives. At June 30, 2006, $78 million of net losses, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 19.85 years.
(h) In the six months ended June 30, 2006, gains in the amount of $11 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. This amount also includes the changes in the time value of options. In addition, net interest income in the six months ended June 30, 2006, decreased by $9 million representing ineffectiveness of cash flow hedges caused by certain differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.
(i) Estimated maturity approximates average life.

     Expected maturities of risk management derivative financial instruments at June 30, 2006, are presented below.

	June 30, 2006
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$2,716	2,055	20,949	11,559	—	37,279
Notional amount — other	$7,541	—	—	—	—	7,541
Weighted average receive rate (a)	4.61%	3.78	4.59	4.92	—	4.62
Weighted average pay rate (a)	5.28%	5.06	5.31	5.39	—	5.31
Unrealized gain (loss)	$(10)	(53)	(452)	(350)	—	(865)

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$17	—	10	277	1,346	1,650
Notional amount — other	$493	—	—	—	—	493
Weighted average receive rate (a)	5.51%	—	5.13	3.62	3.57	3.57
Weighted average pay rate (a)	2.93%	—	4.07	3.41	3.79	3.72
Unrealized gain (loss)	$(4)	—	1	7	70	74

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$11,987	3,082	2,571	9,925	2,090	29,655
Notional amount — other	$65,152	11,663	—	—	—	76,815
Weighted average receive rate (a)	5.25%	5.43	5.17	5.37	5.27	5.30
Weighted average pay rate (a)	3.97%	3.84	6.72	5.12	5.84	4.41
Unrealized gain (loss)	$132	60	52	431	(44)	631

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$2,657	835	7,925	6,222	2,318	19,957
Weighted average receive rate (a)	5.43%	5.30	4.82	4.78	5.45	4.98
Weighted average pay rate (a)	5.36%	5.13	5.18	5.14	5.13	5.18
Unrealized gain (loss)	$(19)	(8)	(145)	(255)	(210)	(637)

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on LIBOR, and they are the pay or receive rates in effect at June 30, 2006.

     Activity related to risk management derivative financial instruments for the six months ended June 30, 2006, is presented below.

	June 30, 2006
	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2005	$50,360	90,948	141,308
Additions	54,343	70,882	125,225
Maturities and amortizations	(8,110)	(21,678)	(29,788)
Terminations	(39,261)	(1,449)	(40,710)
Redesignations and transfers to trading account assets	(10,369)	(12,276)	(22,645)

Balance, June 30, 2006	$46,963	126,427	173,390

NOTE 9: GUARANTEES

	June 30, 2006		December 31, 2005
		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$—	64,807	—	62,597
Standby letters of credit	112	35,972	108	35,568
Liquidity agreements	9	26,757	8	27,193
Loans sold with recourse	39	7,025	47	9,322
Residual value guarantees on operating leases	—	1,119	—	1,109
Written put options	113	8,873	133	8,337
Contingent consideration	—	180	—	264

Total guarantees	$273	144,733	296	144,390